Exhibit 10.1

REAL ESTATE

PURCHASE AND SALE AGREEMENT

AND

JOINT ESCROW INSTRUCTIONS

PROPERTY:	Gilroy Crossing Shopping Center Gilroy, California
SELLER:	Lakha Properties – Gilroy, LLC
BUYER:	Excel Trust, L.P., a Delaware limited partnership
EFFECTIVE DATE:	December 9, 2010

Exhibit A	Legal Description of Land
Exhibit B	Form of Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Lease Assignment
Exhibit E	Form of General Assignment
Exhibit F	Property Information
Exhibit G	List of Leases
Exhibit H	Tenant Estoppel Form
Exhibit I	Landlord Estoppel Form
Exhibit J	Seller Post-Closing Documents
Exhibit K	Disapproved Matters

REAL ESTATE PURCHASE AND SALE AGREEMENT

AND

JOINT ESCROW INSTRUCTIONS

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered as of the 9th of December, 2010 (the “Effective Date”), by and between Lakha Properties – Gilroy, LLC, a Delaware limited liability company, referred to herein as “Seller,” and Excel Trust, L.P., a Delaware limited partnership and/or (subject to Section 16.3 hereof) its assignees, collectively referred to herein as “Buyer.” (Each of Seller and/or Buyer may hereinafter be individually referred to as a “Party” and collectively referred to as the “Parties”).

R E C I T A L S

A. Seller owns certain real property located in Gilroy, California legally described on Exhibit “A” hereto (the “Land”), together with the buildings, structures, fixtures, trade fixtures, systems, machinery, equipment and other improvements now or hereafter located on the Land (collectively, the “Improvements”) which comprise the shopping center commonly referred to as Gilroy Crossing consisting of approximately 325,431 square feet of leasable commercial retail space (the “Shopping Center”). The Land and Improvements, together with all right, title and interest of Seller in, to and under: (i) all easements, rights-of-way, development rights, entitlements and appurtenances relating or appertaining to the Land and/or the Improvements; (ii) all water rights applicable to the Land and/or the Improvements; (iii) all sewer, septic and waste disposal rights and interests applicable or appurtenant to or used in connection with the Land and/or the Improvements; (iv) all minerals, oil, gas and other hydrocarbons located in, on or under the Land, together with all rights to surface or subsurface entry; and (v) all streets, roads, alleys or other public ways adjoining or servicing the Land, free and clear of any and all lien, liabilities, encumbrances, exceptions and claims, other than the Permitted Exceptions are hereinafter collectively referred to herein as the “Real Property.” The Real Property, together with the Personal Property, Intangible Property, Leases and Security Deposits, Assumed Contracts, Permits and Entitlements and Books and Records (as such terms are defined below) are hereinafter collectively referred to as the “Property.”

B. Seller desires to sell and Buyer desires to purchase the Property on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

Seller therefore agrees to sell and convey the Property to Buyer, and Buyer therefore agrees to purchase and accept the Property from Seller, on the terms and subject to the conditions expressly set forth in this Agreement.

ARTICLE I

DEFINITION OF BASIC TERMS AND DATES

In addition to those terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to such terms in this Article I.

1.1. Additional Deposit. Nine Hundred Thousand Dollars ($900,000.00).

1.2. Assumed Contracts. All of the contracts (expressly excluding the Leases) which Buyer has expressly agreed to assume in writing upon the Closing pursuant to a written notice by Buyer delivered to Seller prior to the expiration of the Inspection Period.

1.3. Intentionally Deleted.

1.4. Books and Records. All books and records relating to the business of operating, maintaining and/or managing the Property, including, without limitation, all accounting, financial, tax, sales and other records pertaining to the operations, maintenance, leasing, improvement and management of the Shopping Center, but specifically excluding confidential or proprietary information of Seller and further excluding records pertaining to Seller’s income taxes and communications among Seller’s members.

1.5. Closing Date. The date on which the Closing (defined in Section 9.1) actually occurs.

1.6. Deposit. The Initial Deposit and Additional Deposit. All references in this Agreement to the “Deposit” shall mean the total of said funds to the extent delivered by Buyer to Escrow Agent plus all interest, if any, earned thereon.

1.7. Escrow Agent. First American Title Insurance Company, located at 135 Main Street, 12th Floor, San Francisco, California 94105; Attn: Heather Kucala, Direct: (415) 837-2295; FAX: (415) 398-1750; E-mail: hkucala@firstam.com.

1.8. Initial Deposit. One Hundred Thousand Dollars ($100,000.00).

1.9. Inspection Period. The period commencing on the Effective Date and ending at 11:59 p.m. Pacific Time on December 9, 2010.

1.10. Intangible Property. To the extent owned by or in the possession of Seller, all intangible personal property relating to the Real Property or the business of owning, operating, maintaining and/or managing the Real Property including, without limitation: (i) all warranties, guarantees and bonds from third parties; (ii) all deposits, reimbursement rights, refund rights, receivables and other similar rights from any governmental or quasi-governmental agency; (iii) all liens and security interests in favor of Seller, together with any instruments or documents evidencing the same; (iv) all good will relating to the business of owning, operating, maintaining and managing the Real Property; (v) all trade names, trademarks, service marks and logos used in conjunction with the ownership, operation and management of the Real Property, including, without limitation, the trade name “Gilroy Crossing” and any and all derivatives and forms thereof, together with all trademarks, service marks and logos of “Gilroy Crossing,” whether or not registered, and all trademark, service mark, fictitious business name and other intellectual property registrations or filings with regard to the foregoing, (vi) all advertising campaigns and marketing and promotional materials relating to the Real Property; and (vii) all artwork, photographs and other intellectual property utilized in conjunction with the ownership, operation and/or management of the Real Property, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims.

1.11. Leases. All leases in effect or in process on the Closing with respect to the Real Property, including any Proposed New Leases approved by Buyer and entered into by Seller prior to Closing, together with any amendments, guarantees and other agreements relating thereto, all rentals, deposits, receivables, reimbursements and other similar items payable by Tenants under the Leases, together with all Tenant files in Seller’s possession and/or control with respect to the Leases, and all claims, demands, causes of action and other rights against Tenants and all guarantors of the Leases arising during the period from and after the Closing Date (all such rights and interests arising prior to Closing remaining with Seller), together with all of Seller’s right, title and interest in and to all Security Deposits and other collateral relating to the leases.

1.12. Leasing Commissions. Any and all commissions, finder’s fees or similar payments in connection with any Lease, including any options to extend, expand or renew.

1.13. Loan Assumption Application Submission Date. Not later than one (1) business day following the expiration of the Investigation Period (Section 5.10.2).

1.14. Monetary Obligations. Any and all liens, liabilities and encumbrances placed, or caused to be placed, of record against the Real Property on or before the Closing Date evidencing a monetary obligation which can be removed by the payment of money, including, without limitation, delinquent real property taxes and assessments, deeds of trust, mortgages, mechanic’s liens, attachment liens, execution liens, tax liens and judgment liens. Notwithstanding the foregoing, the term “Monetary Obligations” shall not include and shall specifically exclude the liens, liabilities and encumbrances relating to the Permitted Exceptions and the Loan and any matters caused by any act or omission of Buyer, or its agents or representatives.

1.15. Outside Closing Date. The date by which Closing must have occurred, as specified in Section 9.1. The Outside Closing Date is April 29, 2011.

1.16. Permits and Entitlements. All of Seller’s right, title and interest in, to and under: (i) all permits, licenses, certificates of occupancy, approvals, authorizations and orders obtained from any governmental authority and relating to the Real Property or the business of owning, maintaining and/or managing the Real Property, including, without limitation, all land use entitlements, development rights, density allocations, certificates of occupancy, sewer hook-up rights and all other rights or approvals relating to or authorizing the ownership, operation, management and/or development of the Real Property; (ii) all preliminary, proposed and final drawings, renderings, blueprints, plans and specifications (including “as-built” plans and specifications), and tenant improvement plans and specifications for the Improvements (including “as-built” tenant improvement plans and specifications; (iii) all maps and surveys for any portion of the Real Property; (iv) all items constituting the Seller’s Deliveries; and (v) any and all other items of the same or similar nature pertaining to the Real Property, and all changes, additions, substitutions and replacements for any of the foregoing, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims.

1.17. Permitted Exceptions. The following exceptions to title: (a) non-delinquent real and personal property taxes and assessments; (b) any lien voluntarily imposed by Buyer; (c) any matters set forth in the Title Documents and Updated Survey (if ordered by Buyer) that are approved or deemed approved by Buyer prior to the expiration of the Inspection Period as set forth in Section 4.1 hereof; and (d) any New Matters approved or deemed approved by Buyer pursuant to Section 4.2 hereof.

1.18. Personal Property. All equipment, facilities, machinery, tools, appliances, fixtures, furnishings, furniture, paintings, sculptures, art, inventories, supplies, computer equipment and systems, telephone equipment and systems, satellite dishes and related equipment and systems, security equipment and systems, fire prevention equipment and systems, excluding any of the same owned by Tenants, and all other items of tangible personal property owned by Seller and located on or about the Real Property or used in conjunction therewith, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, other than the Assumed Contracts.

1.19. Purchase Price. Sixty-Eight Million Five Hundred Thousand Dollars ($68,500,000.00) payable as provided in Article II.

1.20. Scheduled Closing Date. The later to occur of (a) fifteen (15) calendar days after Assumption Approval is received or (b) forty-five (45) calendar days after Buyer delivers written notice (the “Notice of Closing Date”) to Seller, in which latter case the Scheduled Closing Date shall be the date that is forty-five (45) days after the date on which the Notice of Closing Date is received by Seller, but in any event, not later than the Outside Closing Date. The Notice of Closing Date must be given not later than forty-five (45) days preceding the Outside Closing Date. If Buyer fails to deliver a Notice of Closing Date within the time stated above, the Scheduled Closing Date shall be the Outside Closing Date, and for purposes of Section 6.2, the Buyer shall be deemed to have provided the Notice of Closing Date on the date that is forty-five (45) days prior to the Outside Closing Date. Provided, Seller shall under either of the above scenarios have the right to extend the Scheduled Closing Date (and, if applicable, the Outside Closing Date) for a period of not more than ten (10) business days as provided in Section 6.3.

1.21. Security Deposits. The original amount of all refundable security deposits, advance rentals and other deposits and collateral deposited or paid by the Tenants pursuant to the Leases, whether in the form of cash, negotiable instruments, letters or credit or other forms of security

1.22. Tenant Inducement Costs. Any and all: (a) out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including, without limitation, tenant improvements costs, lease buyout costs, moving, design and refurbishment allowances and reimbursements, attorney’s fees incurred in connection with the Lease; and (b) economic concessions granted to a Tenant under a Lease including, without limitation, rent holidays, free rent periods, reduced rent periods, rent accrual and deferment periods and similar economic concessions.

1.23. Tenants. Those persons or entities renting or occupying space in the Real Property under the Leases.

1.24. Title Company. First American Title Insurance Company, located at 135 Main Street, 12th Floor, San Francisco, California 94105; Attn: Heather Kucala, Direct: (415) 837-2295; FAX: (415) 398-1750; E-mail: hkucala@firstam.commailto:.

ARTICLE II

PURCHASE PRICE

The Purchase Price shall be paid in full in immediately available funds at Closing, with credit to Buyer at Closing for (i) the Deposit, (ii) the unpaid principal balance of the Loan (hereinafter defined) as of Closing, and (iii) the other items to be credited to Buyer pursuant to this Agreement, including the Security Deposits. Provided, at Closing, in addition to payment of the Purchase Price, Buyer shall purchase from Seller (and receive assignment of), or replace, all reserves and escrows held pursuant to the Loan in accordance with this Agreement.

ARTICLE III

THE DEPOSIT/DESIGNATION OF ESCROW AGENT

3.1. Designation of Escrow Agent. On execution of this Agreement, Seller will open an escrow with the Escrow Agent.

3.2. Deposit. Within three (3) business days following the Effective Date, Buyer shall deliver the Initial Deposit to Escrow Agent. In the event Buyer timely delivers to Seller Buyer’s Election Not to Terminate this Agreement pursuant to Section 5.4 hereof, Buyer shall deposit with Escrow Agent the Additional Deposit within three (3) business days after Buyer delivers to Seller Buyer’s Election Not to Terminate pursuant to Subsection 5.4 hereof. Subject to the applicable termination and default provisions contained in this Agreement, the Deposit shall remain in Escrow prior to the Closing. Buyer may direct Escrow Agent to invest the Deposit in one or more interest bearing accounts designated by Buyer and approved by Escrow Agent. All interest earned on the Deposit shall be for the benefit of Buyer. Buyer agrees to deliver a W-9 to Escrow Agent for purposes of establishing the account.

3.3. Disbursement and Retention of Deposit. Except as provided in the next sentence, the Deposit shall promptly be disbursed to Buyer: (a) if Buyer does not deliver Buyer’s Election Not to Terminate pursuant to Subsection 5.4 hereof, (b) if Buyer terminates this Agreement due to a default by Seller pursuant to Section 9.1 hereof or as the result of a failed condition precedent to Buyer’s obligation to close pursuant to Section 7.1 hereof; or (c) pursuant to any other term of this Agreement expressly stating that upon such termination the Deposit is to be returned to Buyer, including, without limitation, Section 4.2, Section 5.4, Section 5.10, Section 6.3, Sections 7.1 and 7.3, Section 8.1, Section 8.2 and Section 9.1 hereof. The Deposit shall be disbursed to Seller (i) at Closing pursuant to Article II hereof, or (ii) as liquidated damages pursuant to the terms of Section 15.2 in the event of a default by Buyer that results in a termination of this Agreement.

ARTICLE IV

INSPECTION OF PROPERTY

4.1. Delivery of Title Materials. On or before the Effective Date, Buyer shall have ordered a preliminary title report (the “Title Report”) from the Title Company setting forth the condition of title to the Land as of the date of the Title Report, along with complete and legible copies of all documents of record referred to in the Schedule B Special Exceptions (the “Title Documents”). To help expedite Buyer’s review of title, not later than the Effective Date, Seller shall have delivered to Buyer the title insurance policy Seller obtained when it acquired the Property (the “Existing Report”) along with the most recent ALTA/ACSM survey of the Property in Seller’s possession (the “Survey,” and collectively with the Title Report, the Title Documents and the Existing Report, the “Title Materials”). Buyer shall have the right to obtain a current ALTA/ACSM survey of the Property, which shall be prepared in according to the standards of Buyer (the “Updated Survey”). Buyer shall have until the expiration of the Inspection Period to review and approve, in Buyer’s sole and absolute discretion, all matters relating to the Title Materials and any Updated Survey received by Buyer.

4.2. Post-Inspection Period Matters. Notwithstanding the provisions of Sections 4.1 and 5.4 and notwithstanding that Buyer may have given an Election Not to Terminate, Buyer shall have the right to object to any new title exceptions which first appear after the end of the Inspection Period by way of supplement to the Title Report or by supplement to the Survey or Updated Survey (if ordered by Buyer) (each, a “New Matter” and collectively, the “New Matters”). However, Buyer’s right to object to such New Matters shall be deemed waived unless not later than five (5) calendar days after receipt by Buyer or its counsel of written notice of such New Matter, Buyer or its counsel delivers written notice to Seller objecting to such New Matter (the “New Matter Objection Notice”). Failure to timely deliver such New Matter Objection Notice shall constitute a waiver of Buyer’s right to disapprove or object to such New Matter, in which case such New Matter shall be deemed approved and, to the extent such New Matter relates to fee title to the Real Property, shall be deemed a Permitted Exception. If Buyer timely delivers to Seller a New Matter Objection Notice, Seller shall have the right, but not the obligation, to elect to cure such New Matters in a manner satisfactory to Buyer, in Buyer’s reasonable discretion, by delivering written notice (the “New Matter Cure Notice”) to Buyer within five (5) calendar days after receiving Buyer’s New Matter Objection Notice (the “New Matter Cure Period”). If Seller fails to timely deliver to Buyer a New Matter Cure Notice, Seller shall be deemed to have declined to cure any of Buyer’s objections to such New Matters as outlined in the New Matter Objection Notice. If Seller has declined or is deemed to have declined to cure any of Buyer’s objections to such New Matters, or the corrective measures outlined in Seller’s New Matter Cure Notice are not satisfactory to Buyer, in Buyer’s reasonable discretion, Seller shall not be in default hereunder, but Buyer shall in that event have the right, but not the obligation, to either continue with the purchase of the Property or terminate this Agreement by giving written notice of its election to Seller within three (3) business days after the later of (a) Buyer’s receipt of Seller’s New Matter Cure Notice or (b) the expiration of the New Matter Cure Period. If Buyer fails to provide written notice of its election, Buyer shall be deemed to have elected to terminate this Agreement under this Section. In the event Buyer timely elects (or is deemed to have elected) to terminate this Agreement, the Deposit shall be returned to Buyer and Buyer shall have no further right, title or interest in the Property. The Closing shall be postponed as necessary, but only up to a maximum of ten (10) business days, to allow the parties to take and complete the actions set forth in this Section; provided, however, if such New Matter is first disclosed to Buyer after Assumption Approval has been obtained, all time periods in this Section, as to both Buyer and Seller, shall be deemed to read three (3) business days instead, in that the time for addressing such New Matter(s) shall be shortened if first disclosed after Assumption Approval has been obtained. Buyer shall not have the right to terminate this Agreement as to any New Matter affecting title to the Property which is the direct result of any act or omission on the part of Buyer, including any lien, levy or other matter attaching to title to the Property by reason of any unsatisfied obligation of Buyer.

4.3. Deed. Title to the Land and Improvements thereon will be conveyed at Closing by grant deed substantially in the form attached hereto as Exhibit “B” (the “Deed”), and title to all Personal Property, if any, comprising any part of the Property, shall be conveyed to Buyer by Bill of Sale in the form of Exhibit “C” hereto (the “Bill of Sale”) the form of each of which documents is hereby approved by the Parties.

4.4. Assignment of Leases and General Assignment. At the Closing, Buyer and Seller shall each execute and deliver to Escrow Agent two (2) identical counterparts of an Assignment and Assumption of Leases, referring to all of the Leases in effect as of the Closing Date which are to be assigned to Buyer, in the form attached hereto as Exhibit “D,” the form of which is hereby approved and agreed upon by Buyer and Seller (“Lease Assignment”), along with instructions that one (1) fully-executed counterpart thereof shall be delivered to each of Buyer and Seller at Closing. In addition, at Closing, Buyer and Seller shall each execute and deliver to Escrow Agent two (2) identical counterparts of a General Assignment, referring to all of the Permits and Entitlements, Intangible Property and Assumed Contracts affecting the Property which are to be assigned to Buyer, in the form of Exhibit “E” hereto, the form of which is hereby approved and agreed upon by Buyer and Seller (“General Assignment”), along with instructions that one (1) fully-executed counterpart thereof shall be delivered to each of Buyer and Seller at Closing.

ARTICLE V

CONDITIONS AND COVENANTS

5.1. Inspection Condition. Buyer’s obligation to purchase the Property is contingent upon Buyer determining during the Inspection Period, in Buyer’s sole and absolute discretion, that it is satisfied with its investigation into all aspects of the Property including the terms of the Loan to be assumed by Buyer and the Loan Documents (hereinafter defined); the Tenants; terms and conditions of the Leases; the location, value, condition, and marketability of the Property; the condition of title and matters affecting title to or use of the Property; environmental conditions; zoning and land use matters; parking; past and projected income and expenses; neighboring properties and overall area in which the Property is located; and all other factors and conditions which Buyer, in its sole discretion and judgment, considers relevant to its prospective purchase and ownership of the Property (“Inspection Condition”).

5.2. Property Information; Return of Buyer’s Information to Seller. Not later than the Effective Date, Seller shall have delivered to Buyer those documents identified on Exhibit “F” hereto (collectively, the “Property Information”). In addition, Seller agrees to make available to Buyer for its inspection, in the offices of Seller’s property manager, copies of all such other documents or reports in the possession of Seller or Seller’s property manager relating to the Property, which additional materials, to the extent reviewed by Buyer, shall be deemed included within the Property Information. All of the Property Information shall be in a form normally maintained by Seller as part of its ownership and operation of the Property; Seller shall have no obligation to place the Property Information into a separate or different format. Buyer acknowledges that to the extent reports included in the Property Information have been prepared or provided by persons or entities other than Seller (“Third Party Reports”), including (to the extent included within the Property Information) surveys, title reports, property condition reports, soil studies, building plans, site plans, environmental assessments, appraisals, traffic studies, tenant sales and financial reports (if any), and materials provided by Tenants or prior owners, have been prepared and provided to Seller by third parties and may contain information that is outdated, incomplete, or inaccurate. The fact that a certain type of report is included in the above list of examples does not, however, mean that such type of report is necessarily included within the Property Information. Buyer acknowledges and agrees that Seller makes no representation or warranty as to the accuracy or completeness of the information contained in the Property Information or as to the information contained in any of the Third Party Reports. Buyer acknowledges and agrees that the Property Information constitutes only one source of information for Buyer to review as part of its inspection and investigation of the Property, and except for reports specifically prepared by Seller or its property manager, and subject to the provisions of Article XI hereof, Buyer expressly releases and waives any claim against Seller for the contents of the Property Information. Buyer agrees, if this transaction fails to close for any reason other than a default by Seller, Buyer shall promptly (and in any event within not more than 10 business days) return to Seller all of the Property Information provided by Seller to Buyer.

5.3. Right of Access. Buyer and its officers, agents, employees and designees will be afforded access and entry onto and into the Property for inspection and investigation to conduct studies, tests and inspections and such other tests as are determined by Buyer in its discretion in order to fully investigate the Property, except that no excavation, drilling, roof or wall penetrations, or other invasive testing will occur without Seller’s prior written consent, which consent Seller agrees not to withhold unreasonably. Any excavation, drilling, penetrations or other invasive testing consented to by Seller will be conducted by Buyer or its consultants or contractors in accordance with accepted industry practices, and Buyer will cause the Property to be promptly repaired and restored to a condition substantially equivalent to that immediately preceding such action by Buyer’s consultants or contractors, at Buyer’s expense and at no expense to Seller or Seller’s insurers. All such investigations and inspections will occur at Buyer’s sole risk, cost and expense and at no cost or expense to Seller. Buyer will notify Seller a reasonable time in advance of any such on-site investigation. In exercising the right of inspection as provided herein, and with respect to any inspections conducted in the interior of the building located on the Property, Buyer will abide by all reasonable measures imposed by Seller to ensure that such inspections and investigations do not unreasonably interfere with the use, occupancy and quiet enjoyment of the Property by any Tenant of the Property or by any employee or invitee thereof. Buyer’s access to the Property is conditioned upon the following requirements, with which Buyer hereby agrees:

5.3.1 Insurance for Inspections. Buyer will cause any consultant or contractor retained by it, at Buyer’s or Buyer’s consultants’ sole cost and expense, prior to commencement of any investigative activities on the Property, to provide evidence of a policy of commercial general liability insurance covering any and all liability of Buyer with respect to or arising out of any investigative activities. Such policy of insurance will be an occurrence policy and will have liability limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence for bodily injury, personal injury and property damage liability; provided, nothing in this Section prescribing the minimum amount of insurance required shall act, expressly or impliedly, to limit Buyer’s obligation to indemnify Seller pursuant to Subsection 5.3.2 below or limit Seller’s right of recourse against any contractor or other party that may cause damage or injury to Seller or the Property in connection with such inspection-related activity.

5.3.2 Indemnity for Losses Resulting From Inspection Activities. Buyer will protect, indemnify, defend and hold the Property, Seller and Seller’s officers, directors, members, fiduciaries, affiliates, and employees, free and harmless from and against any and all claims, demands, causes of action and other legal proceedings, and from all liabilities, judgments, damages, liens, stop notices, costs and expenses, including reasonable attorneys’ fees and court costs (collectively, “Liabilities”), arising therefrom, resulting from the acts of Buyer or its agents relating to the inspection and testing of the Property, including, without limitation, repairing any and all damages to any portion of the Property caused by Buyer or its agents, arising out of or related (directly or indirectly) to Buyer’s conducting such inspections, surveys, tests, and studies, except to the extent that such Liabilities are caused by the negligence or intentional wrongdoing of Seller or Seller’s agents. Buyer will keep the Property free and clear of any liens by any persons providing labor, materials, equipment or services in connection with Buyer’s inspection of the Property. Buyer’s indemnification obligations set forth herein will survive Closing and and/or the termination of this Agreement, irrespective of the cause or reason for termination, and will not be merged with the Deed; provided, Buyer’s obligation under this Subsection 5.3.2 to indemnify and hold harmless Seller shall not apply to liabilities arising from the existence, discovery, or disclosure of any pre-existing environmental, physical or title condition of the Property.

5.3.3 Compliance with Leases. Buyer further covenants and agrees that it will not unreasonably interfere with or disturb the rights, duties and obligations of the Tenants under the Leases. Buyer shall be deemed to have complied with this provision if, prior to its on-site inspection of the Property or communication with any Tenant of the Property, Buyer notifies Seller and acts in accordance with any instructions Seller or Seller’s property manager provides to Buyer with respect to any specific requirements in connection with Buyer’s entry into or onto any Tenant’s premises or communications with Tenants.

5.4. Contingency Removal. Buyer shall have the right to terminate this Agreement, in Buyer’s sole and absolute discretion and receive immediate return of the Deposit, by giving written notice to Seller with a copy to Escrow Agent, at any time prior to the end of the Inspection Period, stating Buyer desires to terminate the Agreement. In addition, this Agreement shall terminate automatically, without need of any notice from Buyer, unless, prior to the end of the Inspection Period, Buyer gives written notice (the “Election Not to Terminate”) to Seller stating the Inspection Condition has been satisfied or is waived and Buyer has elected not to allow this Agreement to be terminated as otherwise provided for in this Section 5.4. If Buyer does not deliver an Election Not to Terminate to Seller by the end of the Inspection Period, then this Agreement shall terminate without requirement of notice from either Party, Buyer shall have no further right, title or interest in or to the Property, and the Deposit shall be returned to Buyer. Seller and Buyer shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any escrow cancellation, title cancellation or other cancellation costs in connection therewith shall be borne equally by Seller and Buyer. Except with respect to the Disapproved Matters (as defined below), an Election Not to Terminate, if given, must state unequivocally and without qualification that the Inspection Condition is satisfied or waived. Except with respect to the Disapproved Matters, a conditional, qualified or equivocal notice, or a notice purporting to state conditions or terms on which Buyer may or may not waive the Inspection Condition shall not constitute an Election Not to Terminate for purposes of this Section 5.4.

Seller and Buyer hereby acknowledge and agree that, concurrently with the execution and delivery of this Agreement by Seller and Buyer, Buyer is also delivering to Seller Buyer’s Election Not to Terminate pursuant to this Section 5.4. Notwithstanding the provisions of the last two sentences of the immediately preceding paragraph of this Section 5.4, Buyer has advised Seller in writing that there are certain matters concerning the Property and Buyer’s review thereof that are disapproved by Buyer (collectively, the “Disapproved Matters”), all of which are identified on Exhibit “K” attached hereto. Seller hereby covenants and agrees to take, on or before the date of Closing, the actions specified on Exhibit “K” with respect to each Disapproved Matter listed thereon, which actions Buyer hereby accepts as sufficient cure as to the Disapproved Matters. Accordingly, Buyer’s delivery of the Election Not to Terminate is given in reliance on and conditioned on Seller’s agreement to take the actions specified on Exhibit “K” as to the Disapproved Matters. In the event Seller fails to complete, on or before the date of Closing all of the actions described on Exhibit “K” as to the Disapproved Matters, Buyer shall be entitled to terminate this Agreement and exercise the remedies set forth in Section 15.1.1 hereof.

5.5. Effect of Satisfaction or Waiver of Inspection Condition. Within two (2) business days following Buyer’s delivery of Buyer’s Election Not to Terminate, Buyer shall deliver the Additional Deposit to Escrow Agent. Thereafter, the entire Deposit shall be non-refundable to Buyer and paid by Escrow Agent to Seller on the earlier of Closing or termination of this Agreement unless: (a) this Agreement is terminated due to a default by Seller pursuant to Section 9.1 hereof; (b) this Agreement is terminated due to a failed condition precedent to Buyer’s obligation to close pursuant to Section 7.1 hereof; (c) this Agreement is terminated pursuant to Buyer’s disapproval of the Loan Assumption Condition; or (d) this Agreement is terminated pursuant to any other term or provision hereof expressly stating that, on termination pursuant to such term or provision, the Deposit is to be returned to Buyer, including, without limitation, Section 4.2, Section 5.4, Section 5.10, Section 6.3, Sections 7.1 and 7.3, Section 8.1, Section 8.2 and Section 9.1 hereof. Subject to the provisions of Section 4.2 hereof, if Buyer provides an Election Not to Terminate, such notice shall further be deemed, without requirement of expressly so stating, Buyer’s approval of the Title Materials and the Loan Documents as provided in Section 5.10.3.

5.6. Continued Operation and Other Operating Covenants of Seller. From and after the Effective Date and until the Closing or earlier termination of this Agreement, Seller shall: (i) continue to operate and maintain the Property in a manner consistent with Seller’s existing business practices so that the Property is in substantially the same condition on the Closing Date as it is on the Effective Date, reasonable wear and tear excepted, including, addressing all required and/or advisable maintenance and repair issues in a timely and prudent manner; (ii) keep its existing policies of insurance in full force and effect; (iii) not subject the Property to any additional liens, liabilities, encumbrances, covenants, conditions, restrictions, easements, rights of way or similar matters (provided, in the event a lien should be recorded against the Property as to any matter that is in good faith disputed by Seller, Seller shall not be in default of this covenant so long as Seller proceeds promptly and diligently to cause such additional lien to be removed not later than Closing); (iv) Seller shall not make any alterations to the Property except in the ordinary course of business; and (v) Seller shall pay for all capital and other improvements which are performed or contracted for by Seller at or prior to the Closing Date. From and after the Effective Date and until the Closing or earlier termination of this Agreement, Seller shall administer and timely perform all of its material obligations under the contracts affecting the Property and, following the expiration of the Inspection Period, shall not terminate, amend or modify any of the Assumed Contracts or enter into any new contract affecting the Property without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Furthermore, during the time period commencing upon the Effective Date of this Agreement and terminating on the Closing or the earlier termination of this Agreement, Seller shall promptly deliver to Buyer any and all notices and/or other written communications delivered to or received from: (a) any Tenant; (b) any party under any of the contracts affecting the Property; and/or (c) any governmental authority. During the time period commencing upon the Effective Date of this Agreement and terminating on the Closing or the earlier termination of this Agreement, Seller shall deliver to Buyer prompt notice of any notice of default under the terms of any of the Leases, delivered by Seller to any Tenant or by any Tenant to Seller, and any written notices of violations of laws, ordinances, orders, directives, regulations or requirements delivered to Seller or its property manager by any governmental agency with respect to or affecting the Property.

5.7. Lease Changes. After the Effective Date, Seller shall continue to administer the Leases consistent with Seller’s administration thereof prior to the Effective Date. After the Effective Date, Seller will not enter into any new Leases or terminate any of the Leases then in effect or enter into modifications or amendments to any of the Leases then in effect (each, a “Proposed New Lease”) or make any material changes to the Property without giving notice to Buyer thereof at least five (5) business days prior to the expiration of the Inspection Period and, following the end of the Inspection Period, Seller shall not take such actions without first obtaining Buyer’s prior written consent to such actions, which consent will not be unreasonably withheld or delayed. Each Proposed New Lease that is approved by Buyer pursuant to this Section 5.7 shall be referred to herein as a “New Lease” and collectively as “New Leases.” All references in this Agreement to a “Lease” or to the “Leases” shall include a “New Lease” or the “New Leases,” as the context requires. Notwithstanding the foregoing, if any of the Leases are terminated by action of the Tenant or if any action is required with respect to the Property due to casualty or other unforeseen event, or if a Tenant defaults under a Lease and Seller reasonably determines such Lease should be terminated due to such default, Seller will provide notice thereof to Buyer, and Buyer hereby agrees Seller will have the right to take all actions deemed reasonable and necessary by Seller, in Seller’s commercially reasonable judgment, in response to such events, except that Buyer’s prior written consent (not to be unreasonably withheld or delayed) will be required for any termination, modification or amendment of any existing Lease.

5.8. Confidentiality. All information of any nature furnished to or obtained by Buyer relating to the Property (other than matters of public record or information obtained by Buyer from a source other than Seller or its representatives) including, all information obtained by Buyer or its agents, consultants, contractors or representatives through inspection and investigation of the Property (but not including inspection and investigation of public records), will be treated by Buyer as confidential and, except as may be required to enforce Buyer’s rights under this Agreement or pursuant to applicable law or the order of any court or other governmental authority, will not be disclosed or provided to any other person or entity except Buyer’s manager, members, investors, agents, affiliates, legal counsel, other advisors and lenders (and such lenders’ agents, legal counsel and other advisors) to the extent required for Buyer’s financing or in connection with Buyer’s due diligence activities related to the purchase of the Property or in connection with the consummation of the Closing and the performance of Buyer’s obligations under this Agreement. This covenant and obligation will survive termination of this Agreement but will terminate upon the Closing.

5.9. Intentionally Deleted.

5.10. Assumption Approval.

5.10.1 Assumption Approval Condition. Notwithstanding any provision in this Agreement to the contrary, it shall be a condition precedent to the obligations of both Buyer’s and Seller’s consummation of the purchase and sale of the Property that (i) Buyer, in its sole and absolute discretion, approves the existing loan secured by the Property, in the original principal amount of $49,000,000, with a principal balance of approximately $48,522,000 as of June 30, 2010 (the “Loan”) and all documents evidencing or securing the Loan (the “Loan Documents”); (ii) the present holder of the Loan (the “Lender”) consents to the sale of the Property pursuant to this Agreement and Buyer’s assumption of the Loan in accordance with the transfer provisions set forth in Article 8 of the Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated as of September 20, 2004, recorded against the Property, as amended by the Loan Assumption and Substitution Agreement dated as of July 27, 2006, between Seller and Lender, recorded July 27, 2006, as Document No. 19037153 in the Records of Santa Clara County, California (the “Transfer Provisions”); (iii) the Lender’s consent is upon terms and conditions acceptable to Buyer, in Buyer’s sole and absolute discretion; and (iv) Buyer approves the assumption documents required by Lender to be executed in connection with the assumption of the Loan pursuant to Subsection 5.10.8 (collectively, the “Assumption Approval Condition”). Lender’s consent to the transfer of the Property to Buyer (or a Single Purpose Entity owned in whole or in part by Buyer, an affiliate of Buyer or Buyer’s principals) pursuant to the Transfer Provisions, subject to no conditions other than Accepted Conditions (defined below) is referred to herein as the “Assumption Approval.”

5.10.2 Submission of Application for Assumption Approval. Following the Effective Date, Seller shall notify Lender of the pendency of this transaction and request instructions from the Lender setting forth the Lender’s instructions for the Parties’ commencement of the loan assumption process. Provided Buyer has delivered Buyer’s Election Not to Terminate, then on or before the Loan Assumption Application Submission Date (and provided Seller has delivered the appropriate application documents and Lender instructions), Buyer shall submit its written application to Lender using and completing such forms and providing such documents and information as Lender reasonably requires for its consideration of the Loan assumption application. Buyer shall copy Seller on Buyer’s transmittal letter or other communication forwarding such documents and information to Lender (but without requirement to disclose the contents thereof to Seller), and the date of Buyer’s first submission of such documents and information to Lender shall be referred to herein as the “Submission Date.” With the submission, Buyer shall deliver to Lender payment of all fees, deposits and other amounts required by Lender for consideration of the Loan assumption application (including a processing fee in the amount of One Hundred Three Thousand Dollars ($103,000.00) and a deposit toward legal fees by Lender’s counsel at such time as necessary in order to bring Lender’s counsel into the transaction for purposes of promptly commencing the drafting of assumption documents and providing the Parties with the legal closing check-list).

5.10.3 Buyer Approval of Loan Documents. Buyer’s delivery of Buyer’s Election Not to Terminate shall constitute Buyer’s acknowledgement to Seller that Buyer has reviewed, approved and accepted all of the Loan Documents provided to Buyer prior to the Inspection Period and the terms and conditions therein stated. Following the delivery of Buyer’s Election Not to Terminate, Buyer shall not have the right to cease its application for Loan Approval or terminate this Agreement based on disapproval of or inability to perform or conform to any term, condition or requirement stated in the Loan Documents to the extent true, correct and complete copies thereof have been provided to Buyer no later than five (5) business days prior to the end of the Inspection Period, and a condition of Assumption Approval imposed by Lender which is already included in the Loan Documents shall be deemed an Accepted Condition, as defined below.

5.10.4 Application for Assumption Approval. Each of Buyer and Seller agrees and covenants to the other to promptly apply for and diligently and in good faith seek Assumption Approval. As part of such agreement and covenant, each Party agrees to submit to the Lender or Lender’s representatives all applications, deposits information and other materials and matters reasonably required by the Lender for consideration of the Parties’ application to the Lender for Assumption Approval and shall promptly submit comments and requested changes, if any, to Lender’s counsel with respect to Lender’s proposed Loan assumption documentation.

5.10.5 Single Purpose Entity and Guarantors.

(a) Single Purpose Entities. Buyer covenants and agrees that, as part of its application for Assumption Approval, Buyer will agree to take title to the Property and assume the Loan through one “Single Purpose Entity” in the organizational form and structure required for a Borrower under the Loan Documents, and prior to the Closing Buyer will not seek secondary, mezzanine or similar additional financing encumbering the Property, Buyer’s Single Purpose Entity or any interests therein, except as permitted under the Loan Documents; provided, Buyer may seek Lender approval for Buyer to acquire the Property through up to two (2), but no more than two (2) separate Single Purpose Entities, as tenants in common in the Property, but in such event Seller shall have no obligation, directly or indirectly, expressly or impliedly, to perform, pay or otherwise satisfy any condition, if any, that Lender may attach to its consent to transfer of the Property to tenants in common.

(b) Qualified Guarantor(s). Buyer acknowledges the Loan Documents include a guaranty and indemnity as to certain matters which are exceptions to the non-recourse terms of the Loan. Buyer agrees to designate not less than one (1) individual or entity with reasonably substantial financial qualifications who or which will agree to become a substitute guarantor and indemnitor and assume the obligations of the existing guarantor and indemnitor with respect to the Loan

5.10.6 Notice of Assumption Approval. Lender’s notice of Assumption Approval must be obtained in writing (“in writing,” for purposes of the notice of Assumption Approval, to include a notice transmitted by Lender via facsimile or pdf attachment to email) not later than the Closing.

5.10.7 Accepted Conditions. If the Lender (including the master loan servicer and any special servicer, lead certificate-holder, rating agency or other entity whose approval is required by the terms of the Loan) imposes conditions on approval of the transfer of the Property to and assumption of the Loan by Buyer (or Buyer’s Single Purpose Entity), Assumption Approval shall not be deemed obtained until all of such conditions are either accepted in writing by Buyer in Buyer’s sole and absolute discretion (except as set forth after the proviso below), or waived or removed by Lender. Buyer shall have a period of five (5) business days following the date of its receipt of written notification from Lender of any conditions on its approval of the transfer and assumption (which written notification may take the form of electronic mail or any other form capable of transmission in readable form), to determine, in Buyer’s sole and absolute discretion, whether Buyer will accept such conditions, if any. If Buyer does not consent to or approve each Lender condition within said five (5) business day period, then this Agreement shall terminate, the Deposit shall be returned to Buyer, and Buyer shall have no further right, title or interest in or to the Property. Each condition imposed by the Lender which is expressly accepted or approved by Buyer in the manner described here shall be an “Accepted Condition.” Assumption Approval shall be deemed obtained at such time as the Lender has consented to and/or approved, in writing as specified in Subsection 5.10.6 above, the transfer of the Property to Buyer and Buyer’s assumption of the Loan (including Lender approval of the substitute guarantor(s) and/or indemnitor(s)), subject to no condition other than Accepted Conditions; provided, the following shall be deemed Accepted Conditions accepted by Buyer without further requirement of Buyer’s express approval or consent: (a) that the names of the parties in the Loan Documents be amended to reflect Buyer as substitute Borrower and the names of the substitute guarantor(s) and/or indemnitor(s); (b) that there be no material, adverse change in the financial condition of Buyer and its proposed substitute guarantor(s) and/or indemnitor(s) between the time of Buyer’s submission of its application materials to Lender and Closing; (c) that all financial statements, certifications and other materials submitted to Lender by Buyer regarding Buyer, any proposed substitute guarantor(s) and otherwise in connection with the application for Assumption Approval contain no material misrepresentation or inaccuracy; (d) that Buyer and Seller and, as applicable, any guarantor and/or indemnitor parties, execute the Approved Assumption Documents, as described below; and (e) any term or condition already contained in the Loan Documents.

5.10.8 Approved Assumption Documents. After the Submission Date and prior to Assumption Approval, Buyer or Seller may request Lender to forward or have its counsel forward draft forms of documents Lender or its counsel anticipate some or all of Buyer and Seller and any guarantor and/or indemnitor will be required to execute at Closing if Lender approves transfer of the Property to and assumption of the Loan by Buyer (the “Draft Assumption Documents”), which may be in a standard form Lender or its counsel typically uses for loan assumptions similar to that contemplated for this transaction. Each of Buyer and Seller shall have the period of ten (10) business days following receipt of such documents to give written notice of its objection to the form or content of the Draft Assumption Documents. Such notice of objection may take the form of submission by such Party of “red-line” or “black-line” revisions to such documents or a written listing given by such Party to Lender or its counsel setting forth each of the terms in such documents which the Party requests be changed. Any term or provision in the Draft Assumption Documents to which a Party does not so object or which a Party does not so request to have changed shall be deemed accepted by that Party (irrespective of whether the other Party has objected or requested a change as to any term). If a Party timely gives such written notice of objection or request for change of terms and receives revised documents from the Lender or Lender’s counsel, that Party shall have five (5) business days from the date of its receipt thereof to object or request change to any revisions to the Draft Assumption Documents made by the Lender or Lender’s counsel, and if the Party makes no objections or request for change as to the revisions made by the Lender (or as to other terms in the documents affected by any change made by the Lender), that Party shall be deemed to accept the Draft Assumption Documents as so revised. If Lender or its counsel thereafter makes changes to the Draft Assumption Documents, either in response to communications from either Party or for any other reason, each Party shall have a further period of three (3) business days in which to make written objection or request change to such further revisions made by the Lender to the documents. Once the Draft Assumption Documents have been revised to such form and content that a Party has no further objection or request for change or as to which the Party makes no objection or request for change within the time period here stated, such documents shall be deemed “Approved Assumption Documents” as to that Party.

5.10.9 Right to Terminate. If Assumption Approval is not obtained by the Assumption Approval Deadline (as extended, if applicable), either Party (provided such Party is not in default under the terms and conditions of this Agreement), shall have the right, but not the obligation, to terminate this Agreement by giving written notice of termination to the other Party; provided, if Assumption Approval is obtained after the Assumption Approval Deadline but before such notice of termination is given, then the right to terminate this Agreement on such basis shall be deemed waived. If this Agreement is terminated due to failure to obtain Assumption Approval by the Assumption Approval Deadline (including any extension thereof), so long as the failure to obtain Assumption Approval by the Assumption Approval Deadline is not caused by a default by Buyer hereunder, the Deposit, together with all interest earned thereon, shall be returned to Buyer. If the failure or inability to obtain Assumption Approval by the Assumption Approval Deadline is due to the default or failure to perform by either Party, then, in addition to the right to terminate this Agreement, the non-defaulting Party shall have the remedies available to it for such default under either of Section 15.1 or Section 15.2 of this Agreement, whichever is applicable. Unless the Agreement is terminated due to a Seller default, Buyer shall continue to be responsible for and shall indemnify and hold harmless Seller from all fees, costs, charges and expenses charged, invoiced, billed or demanded by the Lender and by the Lender’s consultants and attorneys in relation to the assumption of the Loan (including all such charges from rating agencies), other than the expenses incurred by Seller which relate to Seller’s obligations to cooperate in Buyer’s attempts to obtain Assumption Approval from Lender.

5.10.10 Satisfaction of Assumption Approval Condition. On obtaining of Assumption Approval, the Assumption Approval Condition shall be deemed satisfied.

5.10.11 Assumption-Related Costs. Provided Buyer has delivered Buyer’s Election Not to Terminate, Buyer hereby agrees thereafter to promptly and timely pay all Lender application fees and Lender charges and third-Party costs associated with the assumption application, including all rating agencies’ fees and charges, Lender and rating agencies’ legal fees, and title and record search fees, provided that any transfer fee or loan assumption fees shall not be required to be paid by Buyer until the Closing (except Buyer acknowledges Lender may require an advance, refundable deposit of a portion of such transfer or assumption fee, in which case, if required by Lender, Buyer shall either deliver such advance, refundable deposit or shall have the right to terminate this Agreement without proceeding further and to receive back its Deposit, together with all interest accrued thereon). Buyer acknowledges the Lender may require payment of certain fees or deposits as a condition to proceeding to review any application for Assumption Approval and, if Buyer elects not to pay such fees until after Buyer has delivered Buyer’s Election Not to Terminate, the process of application for Assumption Approval may be delayed until such fees and/or deposits are paid. If Assumption Approval is obtained, at or before Closing, Buyer shall pay any all assumption fee, transfer fee, sales fee and other amounts required by Lender as a condition of the Loan assumption by Buyer, including, the “assumption fee” or “transfer fee” or similar fee specified in the Loan Documents and all costs and expenses referred to in the Transfer Provisions (but not including any amounts due under the Loan Documents but not relating to the transfer, which excluded amounts include, without limitation, any principal, interest, costs and expenses payable in connection with Seller’s ownership and operation of the Property and any costs and expenses incurred by Seller in connection with its obligation to assist Buyer in obtaining the Assumption Approval); provided, to the extent these Lender-required amounts are other than the transfer or assumption fee(s) expressly required by the Loan Documents as a condition of Lender consent, Buyer’s obligation to pay the same shall be contingent on Buyer’s approval, in accordance with Section 5.10.1 and Section 5.10.7 above, of the condition requiring its payment of such amounts. Buyer’s obligations under this Section shall survive Closing or any other termination of this Agreement.

5.10.12 Assumption Approval Deadline. Seller and Buyer shall have until January 31, 2011, to secure Assumption Approval (“Assumption Approval Deadline”). Each of Buyer and Seller shall have the right, in each Party’s sole discretion, to extend the Assumption Approval Deadline for up to two (2) consecutive thirty (30) calendar day periods (each, an “AAD Extension Option”). In order for a Party to exercise an AAD Extension Option, on or before 12:00 p.m. PST on the last business day immediately preceding the Assumption Approval Deadline (as the same may be extended pursuant to this Section 5.10.12), that Party shall deliver written notice to the other Party and Escrow Agent of the notifying Party’s election to exercise an AAD Extension Option. Thereafter, all references in this Agreement to the “Assumption Approval Deadline” shall mean January 31, 2011, as extended pursuant to this Section 5.10.12. There shall be a total of two (2) AAD Extension Options, regardless of which Party exercises the applicable AAD Extension Option, which shall extend the Assumption Approval Deadline for an aggregate maximum of sixty (60) calendar days. If a Party elects to exercise the applicable AAD Extension Option for less than thirty (30) calendar days, upon receipt of the written notice of exercise, the other Party shall have the right to cause such extension to be increased up to (but not greater than) thirty (30) calendar days in total if, but only if, such other Party gives written notice of such additional extension to the originally exercising Party and Escrow Agent within three (3) business days after receipt of the written notice of exercise.

ARTICLE VI

LEASES AND AGREEMENTS AFFECTING THE PROPERTY

6.1. Assignment and Assumption of Leases. As of the Effective Date, the Property is subject to the Leases identified on Exhibit “G” hereto (the “Leases”), which Buyer agrees to assume and take assignment of at Closing pursuant to the Lease Assignment (providing the same continue to be in effect as of Closing). Seller and Buyer will update Exhibit “G” on or before the Closing to reflect any and all New Leases pursuant to Section 5.7 hereof.

6.2. Tenant Estoppels. Seller will use commercially reasonable efforts to obtain tenant estoppel certificates (each, a “Tenant Estoppel” and collectively, the “Tenant Estoppels”) from each Tenant of the Property in such form as is prescribed by the terms of the Tenant’s Lease or, if no such form is prescribed, substantially in the form attached hereto as Exhibit “H.” Each Tenant Estoppel shall be dated effective no earlier than the date of Buyer’s delivery of the Notice of Closing Date referred to in Section 1.20 (the “Estoppels Submission Date”) and shall be duly executed by the applicable Tenant thereof and each guarantor of the applicable Lease, if any. Seller shall prepare and forward the proposed form of Tenant Estoppel to each of the Tenants within two (2) business days after Seller’s receipt of the Notice of Closing Date. As a condition to Closing (the “Minimum Required Estoppels Condition”) (which condition Buyer may waive, in Buyer’s sole and absolute discretion), Buyer must receive, not later than five (5) business days before the Scheduled Closing Date (the “Estoppel Delivery Deadline”)(subject to extension as described in Section 6.3), Tenant Estoppels from: (a) all Tenants that have entered into Leases covering more than fifteen thousand (15,000) net rentable square feet in the Shopping Center (each, a “Major Tenant” and collectively, the “Major Tenants”); and (b) Tenants that have entered into Leases covering not less than seventy-five percent (75%) of the remaining leased square footage in the Shopping Center (the “Minimum Required Estoppels”). Failure by Seller to obtain and/or deliver to Buyer Tenant Estoppels amounting to the Minimum Required Estoppels shall not constitute a default by Seller, but the timely delivery to Buyer of the Minimum Required Estoppels and Buyer’s approval of such Minimum Required Estoppels in accordance with Section 6.3 shall be a condition to Closing for Buyer.

In the event Seller is able to obtain the Minimum Required Estoppels, but is unable to obtain a Tenant Estoppel from all of the Tenants, then Seller shall deliver to Buyer, prior to the Estoppel Delivery Deadline, a landlord estoppel certificate in the form of Exhibit “I” (each, a “Landlord Estoppel” and collectively, the “Landlord Estoppels”), with respect to each Lease for which a Tenant Estoppel has not been obtained in lieu of the Tenant Estoppel for such Lease. The failure by Seller to deliver a Landlord Estoppel for every Tenant from whom a Tenant Estoppel has not been delivered shall not constitute a default by Seller, but the timely delivery to Buyer of a Landlord Estoppel with respect to any remaining Lease for which Seller has not obtained and timely delivered a Tenant Estoppel and Buyer’s approval of such Landlord Estoppel in accordance with Section 6.3 shall be a condition to Closing for Buyer. For purposes of this Agreement, the term “Estoppel” shall mean any Tenant Estoppel or Landlord Estoppel and the term “Estoppels” shall mean all of the Tenant Estoppels and Landlord Estoppels. If Seller delivers a Landlord Estoppel to Buyer and thereafter delivers a Tenant Estoppel applicable to the Lease to which the Landlord Estoppel applied and conforming to the requirements of this Section and Section 6.3 below, the original of the Landlord Estoppel shall be returned to Seller, and Seller (and any principal, agent or representative of Seller signing the Landlord Estoppel) shall have no liability or obligation arising under or with respect to or as a result of delivery of the Landlord Estoppel.

All Estoppels shall contain the following statement: “Tenant is required to pay real estate taxes, insurance and its proportionate or pro-rata share of Common Area Maintenance expenses in accordance with the terms expressly stated in the Lease.” As to Leases which prescribe the form of tenant estoppel certificate, notwithstanding that the lease-prescribed form may not include such statement, Seller agrees to include the above-quoted statement in the estoppel submitted to the Tenant. However, Buyer agrees, as to those Leases prescribing the form of estoppel and not including the quoted statement, the Tenant’s modification of or refusal to retain the quoted statement in the Estoppel shall not be grounds for Buyer’s objection to the Estoppel under Section 6.3.

6.3. Buyer Approval or Rejection of Tendered Estoppels. Seller may periodically forward to Buyer true copies of Estoppels after Seller’s receipt of the same from Tenants or after execution by Seller, as applicable. Buyer shall have the right to approve or disapprove of any of the Estoppels, subject to and in accordance with the following terms and conditions:

6.3.1 Form of Estoppel. At any time after the Effective Date and prior to the date on which Seller receives the Notice of Closing Date, Seller shall submit to Buyer copies of the Estoppels (each, a “Proposed Estoppel”) Seller intends to send to the Tenants. Within five (5) business days after Buyer’s receipt of the Proposed Estoppels, Buyer shall notify Seller in writing as to any objection Buyer has to the form or content thereof; provided that Buyer shall not be entitled to object to the form or content of a Proposed Estoppel so long as the form and content comply with the provisions of Section 6.2 above and the content thereof matches the same information on the Rent Roll provided to Buyer during the Inspection Period. Buyer shall be deemed to have accepted and approved the form of each Proposed Estoppel to which it does not send written objection within the time stated in the second sentence of this Subsection 6.3.1. If Buyer sends timely written objection, Seller shall modify or correct the Proposed Estoppel in response to such objection and deliver the modified or corrected Proposed Estoppel to Buyer, and Buyer shall have three (3) business days after its receipt of the modified or corrected Proposed Estoppel to notify Seller of any objection Buyer has to the form and content thereof (provided, Seller shall have no duty to modify a Proposed Estoppel which conforms to the requirements of Section 6.2 and in which the content does not conflict with the information contained on the applicable Lease and Rent Roll provided to Tenant during the Inspection Period). Once the Estoppel forms are established pursuant to this procedure, Seller shall submit to the Tenants, in accordance with the procedure described in Section 6.2, Estoppel forms conforming to the Proposed Estoppels approved, or deemed approved by Buyer pursuant to this Subsection.

6.3.2 Approval of or Objections to Estoppels. Seller may deliver Tenant-signed Estoppels to Buyer when and as received for Buyer’s review, and such Landlord Estoppels as Seller proposes to submit in lieu of a Tenant-signed Estoppel. If an Estoppel is not properly executed or dated (or is dated prior to the date specified in Section 6.2 hereof); if the Tenant or the Landlord has made any material modification, addition or qualification to the Estoppel as submitted; if the Estoppel indicates that there is a Landlord breach or default or a Tenant breach or default under the Lease; or if the Estoppel is in a form or content different than the form of Proposed Estoppel established pursuant to Section 6.3.1 hereof, Buyer shall have the right to object thereto by providing written notice of such objection to Seller within the time period stated in the next two sentences (provided, correction of a typographical or clerical error that does not have any economic effect and that does not cause the Estoppel to be inconsistent with any term or provision in the applicable Lease or the Rent Roll, shall not constitute a basis to object to or disapprove of the form of such Estoppel). As to all Estoppels of which originals or copies have been delivered to Buyer as of the day that is thirty (30) calendar days after the Estoppels Submission Date (the “First Tranche Date”), Buyer shall give Seller notice of all objections Buyer has thereto not later than five (5) business days after the First Tranche Date. With respect to Estoppels of which Buyer has received an original or copy as of the First Tranche Date, any objection not communicated by Buyer to Seller in writing by the fifth (5th) business day after the First Tranche Date shall be waived. As to Estoppels not delivered to Buyer (original or copy) as of the First Tranche Date (including any correction or revision to any Estoppels as to which Buyer has given timely objection), Buyer shall not be obligated to give Seller notice of Buyer’s objection until three (3) business days after the Second Tranche Date. The “Second Tranche Date” is that date on which Buyer has, at that point, received an Estoppel for each Lease. For purposes of determining the Second Tranche Date, Buyer shall be deemed to have received an Estoppel for each Lease once Buyer has received an Estoppel signed by Tenant or Landlord for each Lease, notwithstanding that Buyer may timely have objected to a received Estoppel and that Seller may be making efforts to obtain a revised, corrected or replacement Estoppel. If Buyer receives an Estoppel from Seller and does not give Seller notice of an objection to the Estoppel within the applicable time period as stated above, Buyer shall be deemed to have accepted and approved the Estoppel for purposes of counting such Estoppel toward satisfaction of the Minimum Required Estoppels condition of Section 6.2 and Buyer’s Closing Condition under Section 7.1.3 of this Agreement. If Buyer timely objects to an Estoppel, Seller shall have the right either to seek a modified or corrected Estoppel from the applicable Tenant which modification or correction remedies Buyer’s objections or to submit a Landlord Estoppel therefor; provided, Buyer shall not be obligated to (but may, in its sole discretion) accept a Landlord Estoppel as to (i) a Lease as to which the Tenant-signed Estoppel submitted by Seller contained a modification or discrepancy having a material economic effect or (ii) a Lease to a Major Tenant. If an Estoppel signed by a Tenant other than a Major Tenant contains a discrepancy or modification which does not amount to a matter having a material economic effect, Seller shall have the right (subject to the 25% limitation stated in Section 6.2) to submit a Landlord Estoppel in place of such Tenant-signed Estoppel, which shall count toward the Minimum Required Estoppels providing such Landlord Estoppel conforms to all other requirements of this Section 6.3 and Section 6.2. If Seller obtains a modified or corrected Estoppel from the Tenant which remedies Buyer’s objections, Seller shall submit the same or, at Seller’s option, a Landlord Estoppel to Buyer, in which event Buyer shall be deemed to have approved the modified or corrected Estoppel or Landlord Estoppel unless, within three (3) business days after its receipt thereof, Buyer gives written notice to Seller of any remaining objection Buyer has to such Estoppel. If Buyer timely objects to such modified or corrected Estoppel or Landlord Estoppel, the procedure set forth in the immediately preceding two sentences shall apply.

An Estoppel timely and properly objected to by Buyer shall not be counted as a delivered Estoppel for purposes of satisfying the Minimum Required Estoppels condition and/or the requirement to deliver Landlord Estoppels pursuant to Section 6.2 hereof, as applicable.

6.3.3 If Buyer assigns its interests under this Agreement, the Estoppel shall not be required to be certified to such assignee unless Buyer has provided notice to Seller of such assignment and the name of such assignee prior to the date Seller has tendered the Estoppel to the Tenant.

6.3.4 If: (a) the Minimum Required Estoppels Condition is not satisfied prior to Closing; (b) Seller fails to timely deliver a Landlord Estoppel for any Lease for which an approved Tenant Estoppel has not been delivered; or (c) Seller is unable to cure to Buyer’s reasonable satisfaction all of Buyer’s objections timely made to any Estoppel, Seller shall not be in default as a result thereof, but Buyer may in that event (but shall not be required to) terminate this Agreement by delivering written notice to Seller prior to Closing, in which event, the Deposit shall be returned to Buyer and Buyer shall have no further interest in the Property.

6.3.5 Seller shall have the right to extend the Scheduled Closing Date (and, if required, the Outside Closing Date) by up to ten (10) business days by giving written notice of such extension (which notice must specify the date to which the Scheduled Closing Date, and if applicable, the Outside Closing Date, is extended) to Buyer not later than two business days immediately preceding the then-existing Scheduled Closing Date, if the Minimum Required Estoppels conditions has not then been satisfied and if Seller reasonably believes in good faith that the Minimum Required Estoppels condition can be satisfied during such extension period.

ARTICLE VII

CONDITIONS TO CLOSING

7.1. Buyer’s Conditions. Buyer’s obligation to purchase the Property is subject to the fulfillment prior to Closing of each of the following conditions:

7.1.1 Assumption Approval. Buyer shall have received Lender’s Assumption Approval on or before the Assumption Approval Deadline.

7.1.2 Title Policy. The Title Company shall be irrevocably committed to issue an American Land Title Association Owner’s Policy of Title Insurance with Extended Coverage (ALTA Form 2006), together with such endorsements as may be requested by Buyer, with liability in the amount of the Purchase Price, insuring that fee title to the Real Property is vested in Buyer, subject only to: (i) the exclusions listed in the “Exclusions from Coverage” of the ALTA Extended Coverage Policy; and (ii) the Permitted Exceptions (“ALTA Extended Coverage Policy” or the “Title Policy”).

7.1.3 Estoppels. Buyer shall have received the Minimum Required Estoppels and Landlord Estoppels so that, in total, Buyer has received an approved Estoppel for each Lease, as provided for in Sections 6.2 and 6.3.

7.1.4 Seller’s Deliveries. Seller shall have delivered all of Seller’s Deliveries to Escrow Agent on or before the date and time specified in Section 9.2 of this Agreement.

7.1.5 Representations and Warranties. Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct without material exception when made and shall be true and correct without material exception on the Closing Date.

7.1.6 Covenants. Seller shall have complied, in all material respects, with all of Seller’s covenants and agreements expressed in this Agreement.

7.1.7 Litigation. No suit, action, claim or other proceeding shall have been instituted or threatened against Seller which results, or reasonably might be expected to result, in the transactions contemplated by this Agreement being enjoined or declared unlawful, in any lien attaching to or against the Property and/or in any liabilities or obligations being imposed upon Buyer or the Property, other than the Permitted Exceptions.

7.1.8 No Bankruptcy. There are no assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy pursuant to any other laws for relief of debtors filed by or pending against any Major Tenant or Seller.

7.1.9 Capital Raise. By no later than January 31, 2011, Buyer shall have secured sufficient capital to: (a) pay the balance of the Purchase Price due from Buyer at Closing in cash; and (b) purchase or replace all reserves and escrows held pursuant to the Loan; if Buyer is unable to secure sufficient capital to satisfy this condition by the date herein stated, Buyer shall not be in default under this Agreement, but in such event, Buyer shall give Seller notice of such failure not later than said date, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer, and Buyer shall have no further interest in the Property; provided, Buyer shall have the right to waive this condition, which Buyer shall be deemed to have done if Buyer does not give notice and terminate this Agreement as stated above in this Subsection. If Buyer waives this condition but then is unable to close due to failure to raise sufficient capital in time for Closing by the Scheduled Closing Date, provided the failure to close is not also due in any part to a Seller default, Buyer shall be deemed to be in default, and Seller shall have the remedy provided under Section 15.2.

7.2. Seller’s Conditions. In addition to any conditions provided in other provisions of this Agreement, Seller’s obligation to sell the Property is subject to the fulfillment prior to Closing of each of the following conditions:

7.2.1 Assumption Approval. Lender shall have given Assumption Approval on or before the Assumption Approval Deadline.

7.2.2 Buyer’s Deliveries. Buyer shall have delivered all of Buyer’s Deliveries to Escrow Agent on or before the date and time specified in Section 9.2 of this Agreement.

7.2.3 Representations and Warranties. Buyer’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct without material exception when made and shall be true and correct without material exception on the Closing Date.

7.2.4 Covenants. Buyer shall have complied, in all material respects, with all of Buyer’s covenants and agreements contained in or made pursuant to this Agreement, including payment of all amounts associated with Buyer’s assumption of the Loan as provided in Section 5.10 hereof.

7.3. Failure of Conditions. If any of the conditions set forth in Section 7.1 or 7.2 above is not satisfied or waived by the Scheduled Closing Date, the Party entitled to benefit of such condition will have the right to terminate this Agreement providing such Party gives written notice of such termination to the other Party and to Escrow Agent prior to the completion of the Closing (except, as to the condition stated in Subsection 7.1.9, the notice must be given by the date stated in that Subsection). In the event such notice of termination is timely given, all escrow charges will be divided equally between the Parties (unless one Party is in default, in which case, the Party which is in default will be responsible for payment of all escrow charges), all documents delivered to Escrow Agent will be returned to the depositing Party, and Buyer will return to Seller all of the Property Information delivered by Seller to Buyer. If the failure to close is due to a default by Seller, Buyer shall have the right to enforce the remedies set forth in Section 15.1 of this Agreement. Unless the failure to close is due to a default on Buyer’s part, the Deposit shall promptly be returned to Buyer by Escrow Agent as provided in Section 3.3 without the need of any further authorization or consent from Seller.

ARTICLE VIII

DAMAGE AND DESTRUCTION AND CONDEMNATION

8.1. Risk of Physical Loss. Risk of physical loss to the Property will be borne by Seller prior to the Closing Date. If the Property is damaged by fire, flood, earthquake or other casualty and the cost of repair is reasonably determined by estimate given by a knowledgeable third party reasonably acceptable to Buyer and Seller to exceed One Million Dollars ($1,000,000.00), then Buyer may, at its option, elect not to acquire the Property by giving written notice of its intent not to purchase within the earlier of the Closing Date or the date that is thirty (30) calendar days after notice has been given to Buyer of such event (or, if it is not readily apparent that the cost of such repair will exceed the amount stated above, within thirty (30) calendar days after such determination has been communicated to Buyer), in which case this Agreement will be terminated and the Deposit shall be returned by Escrow Agent to Buyer without the need of any further authorization or consent of Seller. On receipt of the Deposit, Buyer shall have no further right, title or interest in the Property (or in any award, damages, insurance proceeds or other payment resulting from such damage or loss). If despite the occurrence of the foregoing, Buyer does not so elect to terminate this transaction, or if the cost to repair the damage from such casualty and to restore the Property to a condition equal to that existing immediately prior to such casualty is less than the amount stated in the second sentence hereof (determined in accordance with such sentence), then, providing the Property is insured at the time of such event and the damage is covered in whole or in part by insurance maintained by or for Seller (subject to reasonable and normal deductibles), Buyer will close the purchase in accordance with the terms and timetables herein stated, in which event, at Closing, Seller will assign to Buyer Seller’s interest in all insurance proceeds relating to such damage and the right to collect same (including all of Seller’s rights in any insurance maintained by any tenant of the Property or any contractor or subcontractor of Seller or of any tenant). Any deductible under such insurance policies as are maintained by Seller to cover such damage and destruction, as well as the amount of any uninsured damage, shall be credited to Buyer at Closing and offset against the Purchase Price to be paid hereunder. If the cost of repair is estimated to exceed the amount stated above in this Section but Buyer nonetheless elects to proceed with its acquisition of the Property, Buyer will close the purchase in accordance with the terms and timetables herein stated, in which event, at Closing, Seller will assign to Buyer Seller’s interest in all insurance proceeds relating to such damage and the right to collect same (including all of Seller’s rights in any insurance maintained by any tenant of the Property or any contractor or subcontractor of Seller or of any tenant), and Buyer shall receive a credit against the Purchase Price in the amount of any insurance deductible and the amount of any uninsured damage.

8.2. Condemnation. If prior to Closing any governmental entity commences any actions of eminent domain or similar type proceedings to take any material portion of the Property, Buyer will have the option either to: (a) elect not to acquire the Property, in which event the Deposit shall be returned to Buyer without the need of any further authorization or consent by Seller, and Buyer shall have no further interest in the Property or to any proceeds from such condemnation, or (b) complete the acquisition of the Property, in which event Buyer will be entitled to all the proceeds of such taking. Buyer must make its election by giving notice to Seller within ten (10) days after receipt of notice of such threatened or pending condemnation or governmental taking. If Buyer provides no notice, Buyer shall be deemed to have elected to terminate this Agreement. A taking shall be “material” under this Section if: (i) it will result in a taking of ten percent (10%) or more of the total square footage of the Land; (ii) it will result in the Property taking in a loss of ten percent (10%) or more of the rental income of the Property; (iii) it will result in the Property failing to comply with any applicable law (including, without limitation, any zoning requirements), Title Document or Lease; or (iv) it constitutes a breach or a default by the Landlord under a Lease or gives rise to the right of any Tenant to terminate a Lease.

ARTICLE IX

CLOSING

9.1. Closing and Closing Date. “Closing” as used herein means that circumstance that exists when the Deed has been recorded and the Purchase Price (adjusted for credits and debits to Seller’s account made in accordance with this Agreement) either has been paid over to Seller or is held by the Escrow Agent for the benefit of the Seller and all pre-conditions for release of the same to Seller (or to parties designated and approved by Seller pursuant its signed closing statement) have been satisfied. If requested by Seller, Buyer agrees to complete Closing as a “gap closing” so long as the Title Company will insure the “gap,” and Seller agrees to provide any affidavits required by the Title Company to insure such “gap.”

Closing will take place through the offices of Escrow Agent on the Scheduled Closing Date (as defined in Section 1.20). The Scheduled Closing Date (and, if required, Outside Closing Date) shall be extended, if necessary, to allow time sufficient for Lender or its counsel to complete its documentation for Closing of the transaction and only for so long as required for such purpose (including loan assumption documents prepared by Lender’s counsel), and neither

Buyer nor Seller shall be in default due to such extension, provided that the delay in Lender’s preparation and submission of its required documents is not due to unreasonable delay by Buyer or Seller in responding to Lender’s requests for approval of such documents or other requests within the scope of the conditions for assumption approval as stated in the Loan Documents. The Scheduled Closing Date shall be further extended, but only to the extent reasonably required, for such additional time as may be necessary to comply with or satisfy any conditions, including Accepted Conditions, set forth in any conditional Assumption Approval given by Lender (and, to the extent Lender conditions Assumption Approval on approval by one or more rating agencies, the Scheduled Closing Date shall be extended for such time as is necessary to obtain such rating agency approval and for such reasonable time thereafter as is necessary for completion of all Lender-prepared documentation and other actions required for Closing as promptly as possible following receipt of rating agency approval). Notwithstanding any other term hereof to the contrary, express or implied, except as expressly provided for in this Agreement, Closing may not be extended past the “Outside Closing Date” specified in Section 1.15 of this Agreement unless Buyer and Seller mutually agree in writing to such extension. If Closing has not occurred by the Outside Closing Date, either Party may elect to terminate this Agreement by providing written notice to the other Party; provided, a Party shall not be permitted to elect to terminate this agreement as contemplated in this sentence if the failure to close is due to that Party’s default or material breach of or failure to perform its obligations under this Agreement. If Closing fails to occur due to Seller’s default, Buyer shall have the right to enforce the remedies available to Buyer pursuant to Section 15.1 of this Agreement. If Closing fails to occur due to Buyer’s default, Seller shall have the right to enforce the remedies available to Seller pursuant to Section 15.2 of this Agreement.

9.2. The Parties’ Deliveries to Escrow. Except as to Buyer’s Funds (as hereinafter defined), which may be delivered to Escrow Agent not later than the federal wiring deadline on the business day immediately preceding the Closing Date, the Parties must deliver the following documents and funds to the Escrow Agent not later than 12:00 o’clock, Noon, Pacific Time, at least (1) business day prior to the Closing Date (or at such earlier time as required by Escrow Agent, Lender or Title Company if necessary in order to complete Closing on the Scheduled Closing Date, as extended pursuant to the terms of this Agreement):

9.2.1 By Seller. Seller must deliver to Escrow Agent the following original documents and agreements, duly executed and acknowledged by Seller (collectively, “Seller’s Deliveries”):

(a) Deed;

(b) Bill of Sale

(c) Lease Assignment or counterpart signature page thereto;

(d) General Assignment or counterpart signature page thereto;

(e) Seller’s counterpart signature pages to the Approved Assumption Documents required by Lender to be signed by Seller for Buyer’s assumption of the Loan;

(f) Originals of all Leases and all amendments thereto (which, however, may be delivered to Buyer outside of escrow on the Closing date);

(g) Originals, and where not available, true, correct and complete copies of all plans, specifications, reports, licenses, permits, entitlements, surveys, maps, agreements and contracts relating to the Property (which, however, may be delivered to Buyer outside of escrow on the Closing date);

(h) Original Estoppels, if not previously delivered;

(i) A Certificate of Non-Foreign Status;

(j) A California Form 593-W; and

(k) any and all such other documents as may be reasonably required by the terms of this Agreement, Lender, Escrow Agent, or the Title Company providing the same are consistent with the terms of this Agreement and/or the Loan Documents including, without limitation, authorizing resolutions, an owner’s affidavit and any other affidavits necessary for the Title Company to issue the Title Policy.

9.2.2 By Buyer. Buyer must deliver to Escrow Agent the following funds and documents, which documents shall be duly executed and acknowledged by Buyer (“Buyer’s Deliveries”):

(a) Lease Assignment or counterpart signature page thereto;

(b) General Assignment or counterpart signature page thereto;

(c) Cash or immediately-available funds in the amount of the Purchase Price plus Buyer’s Closing Costs, with credit for the Deposit, the amount of the Loan being assumed, and any other items of credit agreed to by Seller or as provided in this Agreement (“Buyer’s Funds”);

(d) Buyer’s counterpart signature pages to all Approved Assumption Documents required by Lender to be signed by Buyer for its assumption of the Loan; and

(e) Any and all other documents, funds and agreements as required by the terms of this Agreement, Lender, Escrow Agent, or the Title Company to Close this transaction, providing only that the same will be consistent with the terms of this Agreement and/or the Loan Documents.

9.3. Seller’s Closing Costs. In connection with and at the Closing, Seller will pay: (a) the recording cost for the Deed and any documentary transfer taxes, sales tax or similar taxes required for the transaction, the premium for the Title Policy to the extent of CLTA Standard Owner’s coverage (not to exceed $30,825); (b) one-half of Escrow Agent’s fee; (c) any real estate commission agreed to be paid by Seller under its separate commission agreement with Seller’s Broker; (d) Seller’s own attorneys’ fees; and (e) Seller’s share of prorations.

9.4. Buyer’s Closing Costs. In connection with and at the Closing, Buyer will pay: (a) the premium for the Title Policy, to the extent such cost exceeds $30,825, along with the cost of any special endorsements requested by Buyer or Lender; (b) the cost of any survey required for extended title coverage or any amendment, update or recertification to the Survey as required or requested by Lender or Buyer; (c) one-half of the Escrow Agent’s fee; (d) the recording costs for the Approved Assumption Documents; (e) all costs, expenses and reserves payable to Lender or third parties (including rating agencies) relating to the assumption of the Loan including the transfer fee referred to in the Loan Agreement; (f) Buyer’s own attorneys’ and consultants’ fees and charges; and (g) Buyer’s share of prorations.

9.5. Prorations. All prorations will be made as of the Closing Date on the basis of the actual days of the month in which the Closing Date occurs. The date of the Closing Date will be an income and expense day for Buyer. Seller will be responsible for all expenses of operation of the Property applicable to the period prior to the Closing Date, and Buyer will be responsible for all expenses of operation of the Property applicable to the period from and after the Closing Date. If any expenses are not determinable on Closing Date, at the earliest possible opportunity following the Closing Date, Seller and Buyer will make any final adjustments and make a cash settlement between themselves outside of escrow. The following pro-rations will apply:

9.5.1 Real and Personal Property Taxes. All general and special real and personal property taxes and assessments (collectively, the “Taxes”), based on the regular tax bill for the current fiscal year (or, if such tax bill has not been issued as of the date of the Closing, the regular tax bill for the fiscal year preceding the current fiscal year) shall be prorated between Seller and Buyer at the Closing as of the Closing Date. Without limiting the foregoing, any and all accrued and unpaid supplemental or special real property taxes or assessments that relate to any time period prior to the Closing Date shall be the responsibility of Seller and, if not paid prior to or at Closing, shall be credited to Buyer at Closing, and any and all supplemental or special real property taxes or assessments that relate to any time period on or after the Closing Date shall be the responsibility of Buyer and if paid by Seller prior to or at Closing, shall be credited to Seller at Closing. Without limiting the foregoing, in the event any supplemental or special real property taxes or assessments are levied prior to Closing, but are due and payable in one or more installments subsequent to the Closing, such supplemental or special real property taxes or assessments shall be allocated on a prorata basis over the applicable payment period in question and prorated between Seller and Buyer as of the Closing Date. Notwithstanding any of the terms and conditions to the contrary contained in this Section 9.5.1, in the event any such Taxes are paid for directly by a Tenant to the applicable taxing authorities pursuant to such Tenant’s Lease, such Taxes shall not be prorated between Seller or Buyer.

9.5.2 Interest with Respect to the Loan. Any unpaid interest with respect to the Loan due for the month in which Closing occurs shall be prorated by Escrow Agent as of the Closing Date, with Seller responsible for interest for that portion of the month pre-dating the Closing Date and Buyer responsible for interest on the Closing Date and through the end of the month.

9.5.3 Utility Costs and Deposits. To the extent applicable, Seller will notify all water, gas, electric and other utility companies servicing the Property (collectively, “Utility Companies”) of the sale of the Property to Buyer and will request that all Utility Companies send

Seller a final bill for the period ending on the last day prior to the Closing Date. Buyer will notify all Utility Companies servicing the Property that as of the Closing Date, Buyer will own the Property and that all utility bills for the period commencing on the Closing Date are to be sent to Buyer. If any of the Utility Companies sends Seller or Buyer a bill for a period in which the Closing occurs, Buyer and Seller will prorate such bills outside of Escrow. In connection with such proration, it will be presumed that utility charges were uniformly incurred during the billing period.

9.5.4 Rents.

(a) As used herein, “Rents” means the combined total of all receipts, revenues and rents under each Tenant’s Lease including, without limitation, base rent, minimum rent, fixed rent, percentage rent, additional rent, and tenant’s contributions to operating and/or common area maintenance charges and taxes and insurance.

(b) Escrow Agent shall prorate Rents based on the total of Rents actually received by Seller as of the last business day preceding the Closing Date. Seller shall provide Escrow Agent and Buyer a written statement of Rents received for the month of Closing, on or before the three (3) business days prior to the Closing Date (which shall then be updated by a statement given the last business day before Closing).

(c) All Rents received by Seller as of the Closing Date, but which are properly allocable to the period after the Closing, shall be credited to Buyer at the Closing. To the extent there are any Rents owing to Seller as of the Closing which relate to periods of time prior to the Closing Date, but which have not actually been collected by Seller as of the Closing (“Delinquent Revenues”), Buyer shall not be obligated to pay to Seller (or give Seller a credit for), the amount of such Delinquent Revenues on the Closing. All Rents which are received by Seller or Buyer subsequent to the Closing Date shall be applied: first, to amounts due to Buyer; and second, to Delinquent Revenues due to Seller. Each Party shall promptly notify the other when it receives a payment of Rents from any Tenant after Closing and shall allocate such payment in accordance with this subsection.

(d) Following the Closing, Seller will have the right to make such demands and pursue all such actions available to Seller at law or equity against any Tenant whose payment of Rents or other amounts due from such tenant to Seller under its lease is not then paid in full, except that Seller will not have the right to pursue or seek eviction or unlawful detainer as to such tenant or seek any termination of the applicable lease.

9.5.5 Security Deposits. Buyer will receive a credit against the Purchase Price in an amount equal to the amount of all Security Deposits, the liability for which Buyer is assuming, whether or not such amounts are actually in Seller’s possession, and Seller will retain said deposits in its possession. After Closing, Buyer shall indemnify and hold Seller harmless from any and all claims relating to all Security Deposits for which Buyer receives credit pursuant to this Section.

9.5.6 Adjustments for Common Area Expenses. Amounts billed to and received from Tenants (which, for purposes of this Section, includes parties to any agreement in addition to a Lease whereby such party shares in the CAM Expenses as defined below) for estimated common area maintenance and shopping center operating expenses, including service contracts, maintenance, repairs, administration, management, utilities, insurance and real property taxes (collectively, “CAM Expenses”), shall be reconciled with the actual expenses therefor, as between Seller and Buyer, as follows:

(a) With respect to each Tenant that owes any amount to Seller relating to billings for CAM Expenses incurred for any calendar year or other period ending prior to the year in which Closing occurs, whether such amount is owing because the estimated CAM Expenses were less than the actual expenses or because the Tenant has failed to pay in full the amounts billed, Seller and Buyer shall jointly sign a letter to be sent to such Tenant on or immediately after the Closing Date giving the Tenant notice of the sale of the Property to Buyer and also advising the Tenant of its obligation to pay directly to Seller all amounts owing for CAM Expenses for such prior year or period. Seller shall prepare a draft of such notice and submit to Buyer for its approval, not to be unreasonably delayed or withheld, prior to Closing. Buyer shall have no responsibility to collect the amounts so due from the Tenants to Seller for such CAM Expenses, but if a Tenant should pay any portion of such amount to Buyer, Buyer shall promptly forward such payment to Seller.

(b) Within thirty (30) calendar days following the end of the calendar year in which the Closing takes place, utilizing the information provided by Seller to Buyer pursuant to this Section 9.5.6(b), together with all other information in Buyer’s possession or control, Seller and Buyer shall reconcile all CAM Expenses, in accordance with the terms and conditions described below (“CAM Reconciliation”).

(i) If the total amount billed to all Tenants in the aggregate for estimated CAM Expenses during Seller’s ownership for the year in which the Closing takes place is greater than the amount actually incurred and paid by Seller for such expenses, then, within ten (10) days after delivery of such statement to Buyer, Seller shall deliver to Buyer payment of the difference.

(ii) If the total amount billed to all Tenants in the aggregate for estimated CAM Expenses during Seller’s ownership for the year in which the Closing takes place is less than the amount actually incurred and paid by Seller for such expenses, then as Buyer collects payments from Tenants following delivery of the year-end CAM Reconciliation provided to the Tenants following the year in which the Closing occurs, Buyer shall pay over to Seller the amount so received from each Tenant, as received, which represents such Tenant’s payment of the amount so due Seller for Seller’s portion of the paid but unbilled CAM Expenses for the year in which Closing occurs. Without limitation on the foregoing, if a Tenant makes a payment to Buyer that is designated by the Tenant as a payment toward the CAM Reconciliation for the year in which Closing has occurred (or if the Tenant indicates to the Buyer that a specified portion of a payment from such Tenant to the Buyer is for such purpose), then Buyer shall either retain or shall promptly forward such payment to Seller, as applicable, irrespective of whether such Tenant owes other amounts to Buyer, subject to and in accordance with the provisions of this Section 9.5.6.

(iii) With respect to amounts owing to or from Tenants relating to CAM Expenses or CAM Reconciliations for any lease year ending prior to the year in which Closing occurs, and as to Rents past due for any period ending more than ninety (90) days before Closing, Seller shall have the right to make demand upon and deal directly with those Tenants as to those amounts. The notice letter to be jointly signed by Seller and Buyer and sent to Tenants on or immediately after Closing as referenced in Subsection (a) above shall so state.

(iv) For purposes of calculating the CAM Reconciliation pursuant to this Section 9.5.6, CAM Expenses for the year in which the Closing takes place shall be prorated on the basis of a 365 day year, provided that the obligation as between Seller and Buyer under this Section 9.5 shall be based on the respective periods of Seller’s and Buyer’s ownership of the Property.

9.6. Tenant Inducement Costs and Leasing Commissions. Except as provided below, all unpaid Tenant Inducement Costs and unpaid Leasing Commissions for Leases in place as of the Effective Date shall be credited to Buyer at the Closing. For any Proposed New Lease entered into by Seller after the Effective Date pursuant to Section 5.7 hereof, provided such Proposed New Lease was approved by Buyer in accordance with Section 5.7 hereof (and therefore constitutes a New Lease): (a) Buyer shall not be entitled to receive a credit at the Closing for any Leasing Commissions or Tenant Inducement Costs with respect to such New Lease; and (b) on the Closing, Buyer shall pay or reimburse Seller for all out-of-pocket Leasing Commissions and Tenant Inducement Costs paid by Seller with respect to such New Lease as of the Closing, and shall be responsible for any such remaining Tenant Inducement Costs and Leasing Commissions thereafter.

9.7. Percentage Rents. To the extent percentage rents will become due under any of the Leases after Closing relating to any period prior to Closing, such percentage rents shall be pro-rated and divided between Buyer and Seller post-closing, outside of escrow, based strictly on a per diem basis, with Seller to receive that portion of the percentage rent attributable, on a per-diem basis, to the portion of the percentage rent period in which Seller owned the Property, and Buyer to receive the remainder.

9.8. Loan Reserves. At Closing, Seller shall either: (a) assign to Buyer all reserves and escrows held pursuant to the Loan and seller shall be entitled to receive a credit at Closing for the aggregate amount of such reserves or escrows; or (b) Buyer shall replace such reserves and escrows.

9.9. Escrow Instructions. This Agreement constitutes the Parties’ joint closing instructions to Escrow Agent. Each Party agrees to sign any additional escrow instructions or escrow agreement as Escrow Agent may reasonably require providing the same is in accordance with Escrow Agent’s or Title Company’s standard processes for closing of transactions in the county in which the Property is located, in accordance with or consistent with customary escrow practice in such county, and not inconsistent with or in conflict with any of the terms or conditions of this Agreement. Either or both of the Parties, and the Lender, if it desires, may provide Escrow Agent with additional closing instructions, providing that such instructions shall not contradict the terms of this Agreement. Escrow Agent may disregard any instructions from a Party which conflict with the terms of this Agreement.

ARTICLE X

DELIVERY OF POSSESSION OF THE PROPERTY

10.1. Possession at Closing. Seller will deliver possession of the Property to Buyer upon Closing, subject to the rights of Tenants under the Leases. Seller will deliver all keys, passcards, locks, combinations, and similar items relating to the Property.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES OF SELLER

11.1. Representations and Warranties of Seller. Seller hereby represents and warrants the following as of the Effective Date, and, as a condition to Buyer’s obligation to purchase the Property, the following shall be true on the Closing Date:

11.1.1 Organization. Seller is a limited liability company duly organized and validly existing under the laws of the State of Washington and in good standing under the laws of the State of California and is qualified to do all things required of it under this Agreement.

11.1.2 Authority. Seller has the full right, title, authority and capacity to execute and perform this Agreement and to consummate all of the transactions contemplated herein, and the individual(s) who on each Seller’s behalf executes and delivers this Agreement and all documents to be delivered to Buyer hereunder, are and will be duly authorized to do so, and have full authority to bind the Seller to this Agreement.

11.1.3 Non-Foreign. Seller is not a foreign person, non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Internal Revenue Code and the Income Tax Regulations promulgated thereunder.

11.1.4 No Conflict. Neither the execution of this Agreement nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default, or result in a termination of any agreement or instrument to which Seller is a party; (ii) violate any restriction to which Seller is subject; or (iii) constitute a violation of any applicable law or legal requirement of which Seller is aware.

11.1.5 Assessments. Seller has no actual knowledge of any pending special assessments or improvement districts, except as shown on the Title Report.

11.1.6 Loan. Seller is not in default under the Loan. The Loan Documents delivered to Buyer are true, correct and complete copies thereof and are all the documents evidencing the Loan.

11.1.7 Leases and Rent Roll. To the best of Seller’s knowledge, the Rent Roll provided to Buyer as part of the Property Information contains no material misstatement or inaccuracy. The Leases provided to Buyer as part of the Property Information are true and correct copies thereof and such Leases have not been amended or modified except as set forth in the documents provided to Seller as part of the Property Information. The Leases set forth the entire agreement between the landlord and tenant respecting the premises affected thereby. There are no Leases in effect which have not been disclosed by Seller to Buyer. Seller has no knowledge of any oral agreements with respect to the occupancy of the Property. Seller is the “Landlord” or “Lessor” under the Leases and has full power and authority to assign the same to Buyer. Except as pledged to Lender pursuant to the Loan, Seller has not previously assigned, pledged, transferred, hypothecated or conveyed the Leases or any interest therein. Seller has not received written notice of any uncured event of default with respect to the performance of any of its obligations under the Leases. Each of the Leases is in full force and effect and, to Seller’s knowledge, there is no monetary or non-monetary default under any Lease by the landlord thereunder, nor has an event occurred which with the giving of notice or the passage of time or both would result in a default thereunder by the landlord thereunder. To Seller’s knowledge, no valid claims or rights of offset exist with respect to the Leases. To Seller’s knowledge, all of the work (including all tenant improvements) to be constructed and installed by the landlord in the leased premises pursuant to the Leases is complete and fully paid for and/or will be complete and fully paid for on or before the Closing.

11.1.8 Hazardous Materials. Except as set forth on reports provided to Buyer as part of the Property Information, Seller has no actual knowledge of the presence on or in or the release from the Property of any Hazardous Materials except in minimal quantities which do not exceed any limitation under applicable environmental laws or as is disclosed in or by the environmental reports and documents provided to Buyer as part of the Property Information. As used herein, “Hazardous Material” means any as substance defined as such or as a “hazardous substance” in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; or the federal Clean Water Act (33 U.S.C. Section 1251 et seq.).

11.1.9 Liabilities. To Seller’s knowledge, upon the Closing, neither Buyer nor the Property will be subject to any liabilities or obligations, whether secured, unsecured, accrued, absolute, contingent or otherwise, that relate to Seller’s ownership of the Property prior to the Closing, other than the Leases, the Permitted Title Exceptions, and the Assumed Contracts and other than such matters as are subject to payment or reimbursement by Tenants pursuant to their Leases.

11.1.10 Adverse Claims. Except as expressly disclosed to Buyer in writing prior to or during the Inspection Period, Seller has not received written notice of, and to the best of Seller’s knowledge there are no, pending, threatened or contemplated actions, suits, arbitrations, claims or proceedings at law or in equity, affecting the Property or Seller or relating to Seller’s ownership of the Property.

11.1.11 Insolvency. Seller has not made a general assignment for benefit of creditors or filed for bankruptcy or reorganization and has not received any written notice of any attachments, execution proceedings, appointment of a receiver, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending or threatened against Seller, nor are any such actions or proceedings contemplated by Seller.

11.1.12 Default Notices and Governmental Regulations. Seller has not received any written notice of any material, uncured violations of governmental regulations by the Property. Seller does not have any actual knowledge of any material non-compliance by Seller with any federal, state and local laws, regulations and ordinances applicable to the development, ownership, operation, maintenance and management of the Real Property.

11.1.13 Contracts Relating to the Property. To the best of Seller’s knowledge, there or no service or maintenance contracts, warranties, guarantees, listing agreements, parking agreements, bonds, reciprocal easement agreements, (whether oral or written) which affect or will affect the Property after Closing or will be obligations of Buyer, other than those specifically disclosed by Seller to Buyer as part of the Property Information (the “Contracts”). All of the Contracts are terminable by Seller within thirty (30) days’ written notice. Seller has not received written notice of any current default or breach under the terms and provisions of any of such Contracts included in the Property Information and to the best of Seller’s knowledge no other party is in default thereunder. Seller has obtained, or on or before the Closing will have obtained, all requisite consents of third parties to the assignment to and assumption by Buyer of the Assumed Contracts.

11.1.14 Employees. Seller has no employees who will become employees of Buyer on Buyer’s acquisition of the Property.

11.1.15 Condemnation; Land Use Regulation. There are no condemnation, environmental, zoning or other land use regulation proceedings pending or, to Seller’s knowledge, threatened against the Property or any portion thereof.

11.1.16 Financial Statements; Books and Records. Those records of Property income and expense prepared by Seller or its property manager and delivered to Buyer as part of the Property Information (collectively, the “Financial Statements”) have been delivered to Buyer in the form and content used by Seller and its property manager in the normal and ordinary course of their ownership and operation of the Property. Such Financial Statements have been prepared by Seller’s staff or the employees of the property manager in the ordinary course of Seller’s business for Seller’s internal use, and to the best of Seller’s knowledge, each of the Financial Statements presents fairly and accurately the results of the operations for the respective periods covered thereby and does not contain any material omissions or statements of fact.

11.1.17 Option to Purchase/Right of First Refusal. Seller has not previously granted any option to purchase the Property or any right of first refusal with respect to the Property and, to the best of Seller’s knowledge, no such options to purchase or rights of first refusal with respect to the Property are in existence.

11.1.18 Transactions with Affiliates. There are no agreements between Seller and any of its affiliates respecting the Property which will not be terminated as of the Closing date, including the use, operation and maintenance thereof.

As used herein, the term, “to the best of Seller’s knowledge,” or “to the actual knowledge of Seller,” or similar terms referring to “Seller’s knowledge,” means the actual (as opposed to constructive or imputed) knowledge possessed by Amin S. Lakha (“Seller’s Principal”), the

Manager Seller’s sole Member. Seller’s Principal is the representative of Seller with all relevant knowledge pertaining to the matters being represented herein. Except as expressly stated in the Deed, the foregoing statements in this Section 11.1 constitute all of the warranties and representations of Seller with respect to the Property, this Agreement or this transaction, and Seller makes no other warranties or representations, express or implied, direct or indirect.

11.2. Survival. All of the representations and warranties of Seller contained herein will survive the Closing Date.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES OF BUYER

12.1. Representations and Warranties of Buyer. Buyer hereby represents and warrants, as of the Effective Date and as of the Closing Date, that:

12.1.1 Organization. Buyer is a limited partnership formed and existing under the laws of the State of Delaware.

12.1.2 Authority. Buyer has full right, title, authority and capacity to execute and perform this Agreement and to consummate all of the transactions contemplated herein, and the individual(s) who on Buyer’s behalf execute and deliver the Agreement and all documents to be delivered to Seller hereunder are and will be duly authorized to do so and have the full authority to bind Buyer to this Agreement.

12.1.3 No Conflict. Neither the execution of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default, or result in a termination of any agreement or instrument to which Buyer is a party; (ii) violate any restriction to which Buyer is subject; or (iii) constitute a violation of any applicable law or legal requirement of which Buyer or any of its members is aware.

12.1.4 Buyer’s Non-Reliance Upon Representation or Warranty of Seller Other than as Stated Herein. Buyer acknowledges and agrees that, except for Seller’s express representations and warranties stated in writing in Section 11.1 of this Agreement and the warranties arising by way of the Deed, and except for any rights Buyer may have under the Leases, the Assumed Contracts, and/or the contractors’ or suppliers’ warranties transferred at Closing (which, if assigned or transferred by Seller are assigned and transferred without recourse to Seller), Buyer will acquire the Property “AS IS,” with any and all faults and defects and that except for the foregoing, neither Seller nor any agent or representative on Seller’s behalf has made any representation, promise, prediction, assertion, assurance or statement of any nature, express or implied, relating to the value, condition, desirability, marketability, future value, or otherwise with respect to the Property. Except for the foregoing, Buyer has and will rely solely upon Buyer’s own investigation and the advice and counsel of Buyer’s own consultants, contractors, agents and representatives as to such matters and has not and will not rely upon any statement or absence of statement with respect to such matters by Seller or by any person whose actions, statements or omissions are binding upon Seller.

12.2. Survival. All of the representations and warranties of Buyer contained in this Agreement will survive the Closing Date.

12.3. Effect at Closing. If a representation or warranty made by a party herein is true as of the Effective Date but becomes untrue as of the date of Closing not as a result of any intentional act of the party making such representation or warranty, the party making such representation or warranty shall not be in default under this Agreement, but the failure of such representation or warranty to be true as of Closing shall be a failure of a condition to Closing as provided in Article VII of this Agreement.

ARTICLE XIII

NOTICES

13.1. Notices. Wherever in this Agreement any notice, demand or other communication is required or permitted to be given, such notice, demand or other communication will be in writing, addressed to the person entitled to such notice, and will be sent by (i) personal service, (ii) recognized overnight express service which customarily maintains a contemporaneous permanent delivery record, or (iii) fax transmission, to the fax number of such person as set forth in this Agreement, or such other fax number as is designated in writing from time to time, provided the telefacsimile machine confirms transmission and receipt. The notice will be deemed delivered on the earlier of (i) the date of actual delivery by personal service, (ii) the delivery date as shown in the regular business records of the overnight courier service, or (iii) the date sent, if sent by fax, provided that a contemporaneously, mechanically generated receipt is obtained. Notices will be sent to:

If to Seller:	Lakha Properties – Gilroy, LLC
Attn: Amin S. Lakha
500 - 108th Ave. N.E., #2050
Bellevue, Washington 98004
Fax: (425) 454-3407

With copy to:	Inslee, Best, Doezie & Ryder, P.S.
Attn: Andrew L. Symons
777 - 108th Ave. N.E., Suite 1900
Bellevue, Washington 98004
Fax: (425) 635-7720

If to Buyer:	Excel Trust, L.P.
801 North 500 West, Suite 201
West Bountiful, Utah 84010
Attention: Mark T. Burton
Facsimile (801) 294-7479

With copy to:	Van A. Tengberg, Esq.
Kelly C. Spicher, Esq.
Foley & Lardner LLP
402 West Broadway, Suite 2100
San Diego, California 92101-3542
Facsimile: (619) 234-3510

ARTICLE XIV

BROKERAGE COMMISSION

14.1. Brokerage Commission. Seller agrees to pay a real estate commission to Lucescu Realty, 500 Newport Center Drive, Suite 550, Newport Beach, California 92660 (“Broker”) pursuant to the terms and conditions set forth in a separate, written commission agreement signed by Seller and Broker. Such commission shall be payable through Escrow at Closing, and it is a condition precedent to Seller’s obligation therefor that Closing occurs. Seller represents and warrants to Buyer that Seller has not contracted with nor engaged any other real estate agent, broker or other person or entity to whom any real estate commission, finder’s fee or other amount is due or owing as a result of entry into this Agreement other than Broker, and Seller hereby agrees to indemnify, defend and hold harmless Buyer and all of Buyer’s members, managers, principals and affiliates from any and all claims by any person claiming a right to a real estate commission, fee or other amount based upon any promise, contract, agreement or arrangement entered into or made by Seller with respect to this Agreement, the Property or the transaction described herein. Buyer represents and warrants to Seller that Buyer has not contracted with nor engaged any real estate agent, broker or other person or entity to whom any real estate commission, finder’s fee or other amount is due or owing as a result of entry into this Agreement, and Buyer agrees to and shall indemnify, defend and hold harmless Seller and all of Seller’s members, managers, principals and affiliates from any and all claims by any person claiming a right to a real estate commission, fee or other amount based upon any promise, contract, agreement or arrangement entered into or made by Buyer with respect to this Agreement, the Property or the transaction described herein. The Parties agree their respective obligations expressed in and arising under this Article will survive Closing and shall further survive and not be canceled by any termination of this Agreement.

ARTICLE XV

DEFAULT AND REMEDIES

15.1. Buyer’s Remedies.

15.1.1 Buyer’s Remedy for Seller’s Default Prior to Closing. In the event Seller fails to perform any act required to be performed by Seller pursuant to this Agreement on or before the Closing, then Buyer will execute and deliver to Seller written notice of such breach, which notice will set forth complete information about the nature of the breach. Seller will have a period of two (2) business days following receipt of such notice to cure such breach and the Closing Date will be extended accordingly to permit Seller to cure such breach, if necessary. Notwithstanding the foregoing, no such notice and opportunity to cure, or extension of Closing shall apply in the case of a failure by Seller timely to deliver all of Seller’s Deliveries to Escrow as called for in Section 9.2.1 of this Agreement. If such breach remains uncured beyond the two (2) business day period described above (or in the event of a breach for failure timely to deliver all of Seller’s Deliveries), then Buyer shall have the right either (i) to terminate this Agreement and receive return of the Deposit along with a reimbursement by Seller to Buyer of an amount equal to Buyer’s actual out-of-pocket expenditures made in connection with this Agreement and Buyer’s due diligence investigation of the Property, provided, however, such expenditures to be reimbursed by Seller to Buyer pursuant hereto shall not exceed the sum of One Hundred Fifty Thousand Dollars ($150,000.00), or (ii) to seek specific performance of this Agreement, in which event, Buyer may record a lis pendens against the Property in connection therewith, provided, if Buyer seeks specific performance, any action therefor must be commenced not later than sixty (60) days after the date then set for the Closing Date, and any claim for specific performance first commenced, brought or asserted after the end of said 60-day period shall be forever barred.

15.1.2 Limits on Buyer’s Claims. Notwithstanding any term, condition or provision in this Agreement to the contrary, express or implied, in the event the Closing occurs and Buyer receives possession of the Property, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to Buyer, at law, in equity or under this Agreement, to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if (a) Buyer knew that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Buyer nevertheless permitted Closing to occur and the Deed to be recorded, or (b) Buyer’s damages and losses, if any, as a result of the breach, inaccuracy or untruthfulness of a Seller’s representation or warranty, in the aggregate, are less than Twenty-Five Thousand Dollars ($25,000). Notwithstanding anything contained herein to the contrary, if the Closing occurs, the total aggregate liability of Seller arising pursuant to or in connection with Seller’s representations, warranties, covenants and other obligations under this Agreement and/or any documents executed by Seller in connection with this Agreement (including the Deed, the General Assignment and the Lease Assignment), will not exceed One Million Dollars ($1,000,000) in the aggregate. Notwithstanding the foregoing, the limitations set forth in this Section 15.1.2 shall not be applicable to Seller’s covenant and agreement to transfer and convey title to the Property to Buyer subject only to the Permitted Exceptions and/or the covenants in the Deed nor to any award of attorney’s fees to Buyer under Section 16.1 of this Agreement. Buyer acknowledges and agrees that the limits and restrictions upon any claim by Buyer as set forth in this Section have been specifically negotiated and agreed upon by and between the Parties and that Seller would not be willing to enter into this Agreement without Buyer’s agreement to these restrictions and that the same are therefore binding and effective upon Buyer and its successors and assigns. All of the provisions of this Section 15.1.2 will survive the Closing.

M.T.B.
Buyer’s Initials

15.2. SELLER’S REMEDIES – LIQUIDATED DAMAGES. IN THE EVENT BUYER FAILS TO PERFORM ANY ACT REQUIRED TO BE PERFORMED BY BUYER PURSUANT TO THIS AGREEMENT ON OR BEFORE THE CLOSING (PROVIDED SUCH FAILURE IS NOT DIRECTLY CAUSED BY OR THE DIRECT RESULT OF A SELLER DEFAULT), THEN, AS A CONDITION TO EXERCISE OF ANY REMEDY THEREFOR, SELLER WILL EXECUTE AND DELIVER TO BUYER WRITTEN NOTICE OF SUCH BREACH, WHICH NOTICE WILL SET FORTH COMPLETE INFORMATION ABOUT THE NATURE OF THE BREACH. BUYER WILL HAVE A PERIOD OF Two (2) BUSINESS DAYS AFTER RECEIPT OF SUCH NOTICE TO CURE SUCH BREACH AND THE CLOSING DATE WILL BE EXTENDED ACCORDINGLY TO PERMIT BUYER TO CURE SUCH BREACH, IF NECESSARY. NOTWITHSTANDING THE FOREGOING, NO SUCH NOTICE AND OPPORTUNITY TO CURE, OR EXTENSION OF CLOSING SHALL APPLY IN THE CASE OF A FAILURE BY BUYER TIMELY TO DELIVER ALL OF BUYER’S DELIVERIES TO ESCROW AS CALLED FOR IN SECTION 9.2.2 OF THIS AGREEMENT (EXCEPT WHERE SUCH FAILURE IS DUE TO DELAY ON THE PART OF LENDER OR SELLER). IF SUCH BREACH REMAINS UNCURED BEYOND THE PERIOD DESCRIBED ABOVE (OR IN THE EVENT OF A BREACH FOR FAILURE TIMELY TO DELIVER ALL OF BUYER’S DELIVERIES IF NOT DUE TO DELAY ON THE PART OF LENDER OR SELLER), THEN SELLER’S SOLE AND EXCLUSIVE REMEDY WILL BE THE RIGHT TO TERMINATE THIS AGREEMENT AND RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES AS SELLER’S SOLE AND EXCLUSIVE REMEDY THEREFOR. THE PARTIES AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUSTAINED BY SELLER IN THE EVENT OF BUYER’S DEFAULT HEREUNDER AND THAT, UNDER THE CIRCUMSTANCES EXISTING AND KNOWN AS OF THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT (INCLUDING ANY ADDITIONS THERETO AS MAY BE NEGOTIATED IN THE EVENT OF A MODIFICATION OR EXTENSION OF THIS AGREEMENT) REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES SELLER WILL INCUR IN SUCH EVENT. THE PARTIES ACKNOWLEDGE PAYMENT OF THE DEPOSIT TO SELLER IN THE EVENT OF BUYER’S DEFAULT IS NOT INTENDED AS A FORFEITURE OR PENALTY BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER AS SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF BUYER’S DEFAULT HEREUNDER. PROVIDED, THE FOREGOING WILL NOT LIMIT ANY RIGHTS OF SELLER TO BE INDEMNIFIED BY BUYER PURSUANT TO ANY PROVISION OF THIS AGREEMENT REFERRING TO BUYER’S DUTY TO INDEMNIFY OR HOLD SELLER HARMLESS, NOR WILL ANYTHING IN THIS SECTION LIMIT, QUALIFY OR OTHERWISE AFFECT ANY RIGHT OR REMEDY OF SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER OCCURRING AFTER CLOSING, OR THE RIGHT OF SELLER TO RECEIVE ATTORNEYS’ FEES AND COSTS, AS PROVIDED IN THIS AGREEMENT. THE PARTIES HAVE ENTERED THEIR INITIALS IN THE SPACE HERE PROVIDED TO FURTHER EVIDENCE THEIR READING, APPROVAL OF AND AGREEMENT WITH THE FOREGOING STATEMENT.

M.T.B.	A.S.L.
Buyer’s Initials	Seller’s Initials

15.3. Time Limitations for Actions. Each Party hereby expressly agrees that no action will lie, at law or in equity, in any court or in arbitration or before any other adjudicatory body, for damages, losses, costs, indemnity, contribution, or any other relief arising from or relating to any breach by any representation or warranty of any Party relating in any way to the Property, the Land, or this Agreement, including, any representation or warranty expressly or impliedly arising hereunder, unless the party making such claim actually commences an action therefor within one (1) year after the Closing Date. Each Party acknowledges this provision imposes a limitation upon all such actions that is shorter than the statute of limitations as provided for by applicable case and statutory law and that this limitation upon actions may foreclose or bar a claim for matters unknown or undiscovered within the limitations period here agreed upon, but each Party agrees that the limitation of actions herein provided is fair and reasonably and mutually beneficial to each Party for the sake of limiting the time in which either Party could commence an action against the other for any matter as herein encompassed, and consequently, neither Party will commence an action or seek relief inconsistent with the limitation herein provided. The one-year limitations period herein provided will not apply to any action arising from any provision of this Agreement expressly providing for either Party to indemnify the other as to certain matters herein specified, including, the indemnities provided under the Lease Assignment, General Assignment and Article V hereof.

15.4. Intentionally Deleted

15.5. Waiver of Trial by Jury. Seller and Buyer each hereby expressly waives any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with or related to, or incidental to, the dealings of the Parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Buyer hereby agree that any such claim, demand, action, cause of action, or proceeding will be decided by a court trial without a jury and that any Party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other Party or Parties hereto to waiver of its or their right to trial by jury. Buyer and Seller further acknowledge and agree that this provision has been expressly negotiated and agreed upon between them and is for their mutual benefit.

15.6. Post-Closing Remedies of Seller. If after the Closing, Buyer fails to perform its obligations which expressly survive the Closing pursuant to this Agreement, including, Buyer’s obligations to indemnify Seller, then, subject to the limitations contained in Section 15.3 and Section 15.8, and subject to the waiver of right to trial by jury in Section 15.5, Seller may exercise any remedies available to it at law or in equity, in any order it deems appropriate in its sole and absolute discretion, including but not limited to seeking specific performance or damages. In such event, the liquidated damages provisions contained in Section 15.2 will not apply to nor limit nor be an offset against Seller’s recoverable damages.

15.7. Post-Closing Remedies of Buyer. If after the Closing, Seller fails to perform its obligations which expressly survive the Closing pursuant to this Agreement, then, subject to the limitations contained in Subsection 15.1.2 and Sections 15.3 and 15.8, and subject to the waiver of right to trial by jury in Section 15.5, Buyer may exercise any remedies available to it at law or in equity, in any order it deems appropriate in its sole and absolute discretion, including but not limited to seeking specific performance or damages. In such event, the duty of notice and opportunity to cure and the limitation on damages contained in Section 15.1.1 will not apply.

15.8. No Consequential, Incidental or Punitive Damages. Each Party further hereby agrees, except as provided in the last sentence of this Section, as to any relief it may seek for the other Party’s default or breach hereunder, it shall not have the right to seek or claim, and shall not seek, claim, demand, bring suit for or pray for any relief in the nature of consequential, incidental, punitive, exemplary or statutory damages in the event of any breach of this Agreement by the other Party, whether occurring before or after Closing, which excluded damages include, without limitation, any claim for “lost opportunities,” “changes in markets,” “loss of tax benefits,” or the like. Nothing in this Section is intended to contradict or bar a Party’s right to damages or compensation in accordance with any provision in any of Sections 15.1 or 15.2 hereof or the right to recover attorney’s fees pursuant to Section 17.1 hereof, whether or not such damages or compensation might otherwise be characterized as “consequential” or “incidental” damages.

ARTICLE XVI

MISCELLANEOUS

16.1. Attorneys’ Fees. In the event of any litigation, arbitration or other proceeding brought to enforce or interpret or otherwise arising out of this Agreement, the substantially prevailing Party therein will be entitled to an award of its reasonable attorneys’ fees and associated costs incurred therein, in the preparation therefor and on any appeal or rehearing thereof.

16.2. Tender of Agreement not an Offer; Right to Continue Negotiations. The tendering of this Agreement by either Party to the other shall not constitute, expressly or impliedly, an offer by the Party making such tender, and this Agreement shall not be binding upon a Party until actually executed by that Party or by the authorized agent or representative of such Party. Prior to its execution of this Agreement, Seller shall continue to have the right to offer the Property to other persons or entities for possible purchase on terms identical to or different than those contained in this Agreement, and Buyer acknowledges that Seller reserves the right to negotiate, accept and enter into a contract or agreement with another person or entity for sale of the Property to such person or entity, unless and until Seller shall execute and deliver to Buyer this Agreement. Provided that said right and reservation to Seller shall terminate upon execution of this Agreement by both of Buyer and Seller. Until this Agreement has been executed by both of Buyer and Seller, either Party may withdraw its prior execution hereof. From the Effective Date until the Closing Date, Seller shall not market the Property or respond substantively to offers or inquiries respecting the sale of the Property.

16.3. Assignment. Buyer may not assign its rights under this Agreement without Seller’s express consent, not to be unreasonably withheld, other than (i) to an entity that is an affiliate of Buyer; (ii) to an entity in which Buyer or any affiliate of Buyer holds a controlling ownership and management interest, (iii) for purposes of allowing tenancy-in-common investors (provided that assignment to such additional parties shall not operate to release or relieve Buyer from its obligations hereunder or to close) or (iv) for purposes of a Section 1031 exchange, in each case subject to the provisions of Section 16.8 below. No assignment shall be effective until Seller has received written notice thereof. In the event of any assignment of Buyer’s interests herein, with or without Seller’s consent, such assignment shall not relieve Buyer of its obligations under this Agreement.

16.4. Seller Entity Requirements. For a minimum of thirteen (13) months following the Closing, Seller shall not dissolve or liquidate and shall remain an active entity in good standing in the state of its formation.

16.5. SEC Requirements. Upon Buyer’s written request, for a period of two (2) years following the Closing, Seller shall make available to Buyer, for inspection, copying and audit by Buyer’s designated accountants, at Buyer’s expense, such documents in Seller’s possession or control as specified on Exhibit “J” hereto, to the extent, and only to the extent, such information has not previously been provided to Buyer, if and to the extent such documents or information is necessary for Buyer’s compliance with requirements of the Securities and Exchange Commission or otherwise by applicable law. Buyer acknowledges and agrees that Seller’s agreement in this Section to make such documents available for the purposes stated herein is given solely as an accommodation to Buyer and that neither Buyer nor any assignee, successor or other person or entity claiming by or through Buyer shall have any claim, right of action, cause of action or other right or remedy against Seller on any basis referring or relating to, arising from or based on any such documents, or information contained therein or obtained or acquired as a result of any actions taken with respect to such documents or information (including any inspection, copying, auditing or additional inquiries based thereon), or information otherwise provided by Seller or any employee, agent or representative of Seller pursuant to this Section or Exhibit “J” hereto, and Buyer hereby affirmatively, unconditionally, knowingly and irrevocably waives, for itself and for its successors and assigns and any person or entity that might claim by, through or on behalf of Buyer, any and all such claims, rights of action, causes of action and other rights and remedies that might be based on, arise from or relate in any way to any such document or information or as a result of the disclosures and actions described in this Section. Buyer further acknowledges and agrees that such documents and any information as Seller may provide pursuant to this Section or Exhibit “J” hereto may consist of or contain information provided to Seller by third parties or information used by Seller solely for its own internal purposes, that Seller is not a publicly-traded entity, and that Seller does not make, and specifically disclaims, any representation or warranty, express or implied, as to the accuracy, completeness, correctness, currency, adequacy, or consistency of the documents or information that may be provided pursuant to this Section or Exhibit “J” or as to the conformance of any such documents or information to “GAAP” or any other standard, Buyer acknowledging and agreeing that such requirements or standards are not applicable to Seller and that Seller has no duty or obligation to Buyer or to any other person or entity as to the content, format or substance of such documents and information. Buyer further acknowledges and agrees that persons who were employed by Seller or by any consultant, advisor or professional who may have been involved in the creation or the providing of information found in any documents provided pursuant to this Section may no longer be employed by Seller or such third-party or may not be so employed at the time of any request made under this Section, and Seller shall have no duty to locate or obtain the services of such person or third-party nor a duty or obligation to retain or employ persons who might be able to interpret, decipher or otherwise explain the information such former employee might have been able to provide. Further, nothing in this Section or in Exhibit “J”

requires Seller or its employees or agents to create or prepare any document which does not exist as of the date of Closing or compile information that has not been compiled by Seller or its employees as of Closing. Buyer acknowledges and agrees that, except as provided in this Section, Seller would have no duty or obligation, under this Agreement, by law, or otherwise, to provide any of the documents or information which may be provided pursuant to this Section or Exhibit “J” hereto and that Seller would not agree to this Section without the express covenants, agreements and waivers made by Buyer in this Section, all of which are material to Seller’s agreement to the terms of this Section, shall survive Closing, and shall remain conditions to Seller’s performing any obligation under this Section.

16.6. Time of Essence. Time is of the essence of each provision of this Agreement. Provided, if by the terms of this Agreement any deadline stated herein or date by which a notice is to be given, a condition is to be satisfied, or other event is to occur is on a Saturday, Sunday or holiday recognized by the State of California, then such deadline or date shall be automatically deemed to be the first day thereafter that is not a Saturday, Sunday or holiday.

16.7. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California. The proper venue for any claims, causes of action or other legal proceedings concerning this Agreement shall be in the state and federal courts located in the County of Santa Clara, State of California.

16.8. Binding Effect; Non-Assignment; 1031 Exchange. This Agreement is mutually intended each Party to be binding upon and to inure to the benefit of each of the Parties hereto and upon and to each Party’s respective successors and assigns. Buyer may not assign or transfer its rights under this Agreement without the prior written consent of Seller, which consent may be withheld by Seller in its absolute discretion; provided, notwithstanding the foregoing, Buyer may, without having obtained the consent of Seller, assign all of its rights and obligations under this Agreement to any entity providing the same is a is a direct or indirect parent, subsidiary or other affiliate of Buyer so long as, upon such assignment, Buyer and such assignee shall be and remain jointly and severally liable for the obligations of Buyer under this Agreement and prompt notice of such assignment is given to Seller, which notice must be in writing and signed by Buyer and the assignee, and/or its attorneys, and recite that such assignment does not relieve Buyer of any of its duties or obligations arising pursuant to this Agreement. Notwithstanding the foregoing, Buyer, or its assignee may not assign or further assign the interests of Buyer under this Agreement if such assignment is or would be to a person or entity not meeting the organizational or other underwriting requirements of Lender for assumption of the Loan. Any attempted or purported assignment by Buyer of its rights or interests under this Agreement or in the Property, prior to Closing, if not in accordance with this Section, will be of no force or effect and may be wholly disregarded by Seller, unless Seller has consented thereto. No assignment of this Agreement nor consent thereto will in any event, relieve the assigning Party of its obligations hereunder, including, such Party’s obligations to indemnify as provided in this Agreement. If Buyer elects to assign its rights hereunder, whether or not Seller consents or is required to consent thereto, such assignment will be of no force or effect until Seller and Escrow Agent receive a notice of such assignment signed by Buyer and Buyer’s assignee(s), and or their attorneys, and expressly stating Buyer’s acknowledgment that such assignment does not relieve Buyer of its obligations arising under this Agreement. Provided, either Party may assign its rights hereunder to a Section 1031 Exchange Facilitator solely for purposes of completing a like-kind exchange under Section 1031 of the Internal Revenue Code, and each Party agrees reasonably to cooperate with the other Party in such exchange, including timely execution of such documents as may be required to effect this transaction as part of such exchange, providing that effecting and closing the transaction described in this Agreement as part of such an exchange does not delay the Closing, materially change any term of this Agreement, or increase the cost or risk of liability to the Party not participating in such exchange. By consenting to such exchange neither Party represents or warrants in any way, expressly or impliedly, the suitability of the Property or this transaction for such exchange nor the qualification of this transaction as an exchange pursuant to such Code Section.

16.9. Commonly-Used Terms. As used herein, “including” means “including, but not limited to.” All references to periods comprised of days shall mean calendar days unless the term “business days” is specifically used.

16.10. Survival of Provisions. The covenants, representations, agreements, terms and provisions contained herein will survive the Closing and will not be deemed to have merged with or into the Deed.

16.11. Exhibits. The Exhibits hereto are made a part of and incorporated into and made an express part of this Agreement.

16.12. Headings and Captions. The headings and captions of Articles and Sections and otherwise used in this Agreement are for the convenience of the Parties only and are not part of the substantive terms of this Agreement and shall not be used for interpretation, construction, application or enforcement of this Agreement.

16.13. Further Acts. The Parties will execute and deliver such further instruments and documents, and take such other further actions, as may be reasonably necessary to carry out the intent and provisions of this Agreement.

16.14. Counterparts; Fax. This Agreement and any amendments hereto may be executed in one or more identical counterparts, and may be delivered by fax transmission or pdf attachment to electronic mail, which in any such event shall be treated as an original binding on the Party so signing and so delivering a counterpart of this Agreement or amendment hereto.

16.15. Business Days. If the Closing Date or any other date described in this Agreement by which one Party must give notice to the other Party hereto or perform or fulfill an obligation hereunder is a calendar day that is not a business day, then the Closing Date or such other date shall automatically be extended to the next succeeding business day.

16.16. Entire Agreement. This Agreement, including the Exhibits, embodies and constitutes the entire understanding between the Parties hereto with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement.

[Signatures on Next Following Page]

EXECUTED by each Party as of the Effective Date.

SELLER: LAKHA PROPERTIES – GILROY, a Delaware limited liability company,		BUYER: EXCEL TRUST, L.P., a Delaware limited partnership

By its Sole Member, Lakha Gilroy Holdings, LLC, a Delaware limited liability company		By:	Excel Trust, Inc., a Maryland corporation, its General Partner

By its Manager, Lakha Properties –		By:	/s/ Mark T. Burton
Lakewood SPE, LLC		Name:	Mark T. Burton
		Title:	Chief Investment Officer

By:	/s/ Amin S. Lakha
Amin S. Lakha, Manager

EXHIBITS

Exhibit A	Legal Description of Land

Exhibit B	Form of Deed

Exhibit C	Form of Bill of Sale

Exhibit D	Form of Lease Assignment

Exhibit E	Form of General Assignment

Exhibit F	Property Information

Exhibit G	List of Leases

Exhibit H	Tenant Estoppel Form

Exhibit I	Landlord Estoppel Form

Exhibit J	Seller Post-Closing Documents

Exhibit K	Disapproved Matters

CONSENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to: (i) accept the foregoing Agreement; (ii) be Escrow Agent under said Agreement; (iii) to make all filings required under Section 6045 of the Internal Revenue Code of 1986, as amended; and (iv) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (a) this Consent or otherwise, unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to said Agreement unless and until the same is accepted by the undersigned in writing.

Dated: December 15, 2010

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Heather Kuckla

Title:	Authorized signatoree

EXHIBIT “A”

LEGAL DESCRIPTION

All that certain real property situated in the City of Gilroy, County of Santa Clara, State of California, being more particularly described as follows:

PARCEL ONE:

All of Lots 2, 3 and 4, as said Lots are shown upon that certain map entitled, “Tract No. 9487, Gilroy Crossing . . . ,” which map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California on July 8, 2003 in Book 762 of Maps at Pages 20 through 25, inclusive.

PARCEL TWO:

All of Parcel 1 as said parcel is shown upon that map entitled, “Parcel 3 as Shown and Described on ‘Certificate of Compliance No. 2003-10” filed in Document No. 17520707. . ..”, which map was filed for record in the Office of the Recorded of the County of Santa Clara, State of California, on May 12, 2004 in Book 770 of Maps at Pages 1 and 2.

PARCEL THREE:

Non-exclusive easements for the benefit of said land and created in that certain “Operation and Easement Agreement” executed by and among Target Corporation, a Minnesota corporation, Kohl’s Department Stores, Inc., a Delaware corporation, and Regency Realty Group, Inc., a Florida corporation, recorded March 3, 2003, Instrument No. 16871019, Official Records, and as amended by that certain First Amendment to Operations and Easement Agreement recorded September 27, 2004 as Instrument No. 18020898.

[End of Legal Description]

EXHIBIT “B”

FORM OF DEED

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO:

Assessor’s Parcel Numbers:

The undersigned grantor declares:

Documentary Transfer Tax not shown, pursuant to Section 11932 of the Revenue and Taxation Code, as amended.

GRANT DEED

For valuable consideration, receipt of which is hereby acknowledged,                     , a                      (“Grantor”), hereby conveys to                     , a                      (“Grantee”), that certain real property and improvements thereon located in the City of                     , County of                     , State of                     , and more particularly described in Exhibit “A” attached hereto and incorporated herein by reference (“Property”), together with all of Grantor’s right, title and interest in and to: (a) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to the Property and/or the Improvements; (b) all water wells, streams, creeks, ponds, lakes, detention basins and other bodies of water in, on or under the Property, whether such rights are riparian, appropriative, prospective or otherwise, and all other water rights applicable to the Property and/or the Improvements; (c) all sewer, septic and waste disposal rights and interests applicable or appurtenant to or used in connection with the Property; (d) all minerals, oil, gas and other hydrocarbons located in, on or under the Property, together with all rights to surface or subsurface entry; and (e) all streets, roads, alleys or other public ways adjoining or serving the Property, including any land lying in the bed of any street, road, alley or other public way, open or proposed, and any strips, gaps, gorse, culverts and rights-of-way adjoining or serving the Property.

SUBJECT to all non-delinquent taxes and other assessments, easements, rights-of-way, covenants, conditions, restrictions, obligations and liabilities as may appear of record.

Grantor hereby binds itself and its successors to warrant and defend the title, as against all acts of Grantor herein and none other, subject to the matters above set forth.

IN WITNESS WHEREOF, Grantor has caused this Grant Deed to be executed as of the      day of             , 201    .

LAKHA PROPERTIES – GILROY, a Delaware limited liability company By its Sole Member, Lakha Gilroy Holdings, LLC, a Delaware limited liability company

By its Manager, Lakha Properties – Lakewood SPE, LLC

By:
Amin S. Lakha, Manager

Mail Tax Statements To:

ALL-PURPOSE ACKNOWLEDGMENT

State of Washington	)
)
County of King	)

On                     , before me,                      (Here Insert Name and Title of Officer) personally appeared Amin S. Lakha, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature of Notary Public

EXHIBIT “A”

TO GRANT DEED

LEGAL DESCRIPTION

Document No.	Date Recorded

STATEMENT OF TAX DUE AND REQUEST THAT TAX DECLARATION

NOT BE MADE A PART OF THE PERMANENT RECORD

IN THE OFFICE OF THE COUNTY RECORDER

(Pursuant to Section 11932 R & T Code)

To:	Registrar-Recorder
County of Santa Clara:

Request is hereby made in accordance with the provisions of the Documentary Transfer Tax Act that the amount of tax due not be shown on the original document which names:

Lakha Properties – Gilroy, LLC, a Delaware limited liability company, as grantor,

and

                     a                      , as grantee,

Property described in the accompanying document is located in

Gilroy
(Show name of city or unincorp.)

The amount of documentary transfer tax due on the attached deed is                     , computed on the full value of the property (less the value of any liens and encumbrances remaining on the property at the time of sale).

Signature of Declarant or Agent

Print Name

DO NOT RECORD

EXHIBIT “C”

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made and delivered as of the      day of             , 20    , by Lakha Properties-Gilroy, LLC, a Delaware limited liability company (“Seller”) and accepted by              (“Buyer”), as follows.

FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, transfer, sell, set over, assign, convey, release, confirm and deliver to Buyer all personal property of Seller located at, on or in the real property legally described on Exhibit 1 hereto and known generally as Gilroy Crossing Shopping Center, Gilroy, California, including, without limitation, the personal property more particularly described on Exhibit 2 hereto, excluding all personal property owned, leased or otherwise properly possessed by the lessees, tenants or occupants lawfully therein. Buyer acknowledges Seller makes no representation or warranty, express or implied, regarding the value, merchantability, condition, fitness or usefulness of said personal property, and Buyer takes the same in its AS-IS, WHERE-IS CONDITION, WITHOUT WARRANTY, EITHER EXPRESS OR IMPLIED, OTHER THAN AS TO TITLE.

This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Buyer and Seller.

This Bill of Sale shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the date hereof first written above.

SELLER:	BUYER:

LAKHA PROPERTIES – GILROY, a Delaware limited liability company, By its Sole Member, Lakha Gilroy Holdings, LLC, a Delaware limited liability company,

By its Manager, Lakha Properties – Lakewood SPE, LLC	By:

, Manager

By:
Amin S. Lakha, Manager

EXHIBIT 1

TO BILL OF SALE

LEGAL DESCRIPTION

[End of Legal Description]

EXHIBIT 2

TO BILL OF SALE

PERSONAL PROPERTY

EXHIBIT “D”

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (“Assignment”) is executed by                     ,                      (“Seller”), and                     , a                      (“Buyer”), with reference to the following facts:

A. Seller and Buyer have entered into that certain Real Estate Purchase and Sale Agreement and Joint Escrow Instructions, dated as of             , 20      (the “Purchase Agreement”), in which Seller has agreed to sell and Buyer has agreed to purchase the real property described in Exhibit “1” attached thereto and the improvements located thereon (collectively, the “Property”). Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Purchase Agreement.

B. Pursuant to the Purchase Agreement, Seller has agreed to assign to Buyer all of Seller’s right, title and interest to those certain leases described in Exhibit “2” attached hereto (the “Leases”).

THEREFORE, for valuable consideration, Seller and Buyer agree as follows:

1. Assignment. Seller hereby assigns, sells and transfers to Buyer all of Seller’s right, title and interest (as the landlord) in and to the Leases and the Security Deposits as of the date hereof. Seller further agrees to indemnify, defend and hold Buyer harmless from and against any and all claims, demands, causes of action and other legal proceedings and from all liabilities, judgments, damages, costs, fees and expenses (including reasonable attorneys’ fees and court costs), arising therefrom, arising out of or relating to the breach by Seller of any of the obligations, terms and/or covenants of the lessor or the landlord under or pursuant to the Leases, which obligations, terms and/or covenants accrue prior to the Closing.

2. Assumption. Buyer hereby assumes all of the benefits and burdens of the Leases arising on or after the date hereof. Buyer further agrees to indemnify, defend and hold Seller harmless from and against any and all claims, demands, causes of action and other legal proceedings and from all liabilities, judgments, damages, costs, fees and expenses (including reasonable attorneys’ fees and court costs), arising therefrom, arising out of or relating to the breach by Buyer of any of the obligations, terms and/or covenants of the lessor or the landlord under or pursuant to the Leases, which obligations, terms and/or covenants accrue on or subsequent to the Closing.

3. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

4. Miscellaneous. This Assignment shall be binding on the Parties and their respective successors and assigns. The headings to paragraphs of this Assignment are for convenient reference only and shall not be used in interpreting this Assignment.

5. Cooperation. Seller hereby agrees to and shall execute and deliver to Buyer any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.

6. California Law. This Assignment shall be governed by and interpreted in accordance with the laws of the State of California.

Dated as of             , 200    .

SELLER:

By:
Title:

BUYER:

By:
Title:

EXHIBIT “1”

TO ASSIGNMENT AND ASSUMPTION OF LEASES

LEGAL DESCRIPTION

[End of Legal Description]

EXHIBIT “2”

TO ASSIGNMENT AND ASSUMPTION OF LEASES

LIST OF TENANTS LEASES

Unit	Tenant Name	Sqft

EXHIBIT “E”

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT AND ASSUMPTION (“Assignment”) is executed by                     ,                      , referred to herein as “Assignor,” and                     , a                     , referred to herein as “Assignee” with reference to the following facts:

A. Assignor and Assignee, have entered into that certain Real Estate Purchase and Sale Agreement and Joint Escrow Instructions, dated as of             , 20      (the “Purchase Agreement”), in which Assignor has agreed to sell and Assignee have agreed to purchase the real property described in Exhibit “1” attached thereto and the improvements located thereon (collectively, the “Property”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase Agreement.

B. Pursuant to the Purchase Agreement, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest if any, in and to the Assumed Contracts, Intangible Property and Permits and Entitlements (the “Assigned Property”), subject to any rights of consent as provided therein.

THEREFORE, for valuable consideration, Assignor and Assignee agree as follows:

1. Assignment. Assignor hereby assigns, sells and transfers to Assignee all of Assignor’s right, title and interest, if any, in and to the Assigned Property, subject to any rights of consent as provided therein as of the date hereof. Assignor further agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, demands, causes of action and other legal proceedings and from all liabilities, judgments, damages, costs, fees and expenses (including reasonable attorneys’ fees and court costs), arising therefrom, arising out of or relating to the breach by Assignor of any of the obligations, terms and/or covenants of Assignor under or pursuant to the Assigned Property, which obligations, terms and/or covenants accrue prior to the Closing.

2. Assumption. Assignee hereby assumes all of the benefits and burdens of the Assigned Property arising on or after the date hereof. Assignee further agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, demands, causes of action and other legal proceedings and from all liabilities, judgments, damages, costs, fees and expenses (including reasonable attorneys’ fees and court costs), arising therefrom, arising out of or relating to the breach by Assignee of any of the obligations, terms and/or covenants of the Assignee under or pursuant to the Assigned Property, which obligations, terms and/or covenants accrue on or subsequent to the Closing.

3. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

4. Cooperation. Assignor hereby agrees to and shall execute and deliver to Assignee any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.

5. Miscellaneous. This Assignment shall be binding on the Parties and their respective successors and assigns. The headings to paragraphs of this Assignment are for convenient reference only and shall not be used in interpreting this Assignment.

Dated as of             , 200    .

ASSIGNOR:

By:
Title:

ASSIGNEE:

By:
Title:

EXHIBIT 1 TO GENERAL ASSIGNMENT

LEGAL DESCRIPTION

[End of Legal Description]

EXHIBIT “F”

PROPERTY INFORMATION

Pursuant to Section 5.2 of the Agreement to which this is affixed, Seller agrees to provide Buyer copies of each of the following, to the extent in existence, pertaining to the Property, and in the possession of Seller or Seller’s property manager:

a.	All tenant leases with all amendments;

b.	All service contracts, insurance policies and latest tax bill;

c.	Income and Expense operating statements for the Property for 2008, 2009 and 2010 year-to-date, including CAM reconciliations (if any);

d.	All Loan Documents;

e.	Tenant and guarantor financials, to the extent in Seller’s possession and, to the extent provided by tenants to Seller, tenant’s sales reports;

f.	Environmental Reports in Seller’s possession;

g.	Soils or engineering reports in Seller’s possession;

h.	Architectural drawings, plans and specifications of the Property;

i.	Existing Owner’s Title Policy from Seller’s acquisition of the Property;

i.	Existing ALTA/ACSM Survey acquired in connection with Seller’s acquisition of the Property.

EXHIBIT “G”

LIST OF TENANTS WITH LEASES

EXHIBIT “H”

FORM OF TENANT’S ESTOPPEL CERTIFICATE

To:	Excel Trust, L.P., a Delaware limited partnership
801 North 500 West, Suite 201
West Bountiful, Utah 84010

To:	Wells Fargo Commercial Mortgage - Servicing
1901 Harrison Street, 7th Floor
Oakland, CA 94612
(“Lender”)

RE:	That certain lease agreement dated , 201 , as amended by that certain dated , 201 (as amended or modified, the “Lease”), whereby , as tenant therein (“Tenant”), leased from , as landlord therein (“Landlord”), approximately net rentable square feet of space located in (the “Premises”), which is located in the City of , State of (the “Property”).

Gentlemen:

Tenant acknowledges that Excel Trust, L.P., a Delaware limited partnership, or its nominee (“Buyer”) is reviewing the possible purchase of the Property from Landlord. Tenant further acknowledges that, in the event Buyer elects to purchase the Property, such purchase is subject to Lender’s approval of Buyer’s assumption of the existing first mortgage loan on the Property. In connection each of the foregoing, Tenant hereby certifies, represents and warrants to Buyer, Landlord and Lender, and their respective successors and assigns, as follows:

1. Lease Copy. A true and correct copy of the Lease is attached hereto as Exhibit “1” and incorporated herein by reference. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and the Property, is in good standing full force and effect, and has not been amended, modified or assigned either orally or in writing, except as provided in the Preamble of this Tenant Estoppel Certificate.

2. Square Footage of Premises. Tenant’s net rentable square footage of Tenant’s Premises is equal to                      square feet.

3. Term. The term of the Lease commenced on             ,     , and will terminate on             , 201    . Tenant has                      renewal options of          years each.

4. Rent. The current monthly amount of base rent payable by the Tenant is $            . No rent has been prepaid by more than thirty (30) days. Tenant is required to pay real estate taxes, insurance and its proportionate or pro-rata share of Common Area Maintenance expenses in accordance with the terms expressly stated in the Lease.

[Use the following only if Percentage Rent applies]: Percentage Rent is due on the date specified in Paragraph              of the Lease, in the amount of                      percent (    %) of Gross Sales in excess of the break point described in said Paragraph. Tenant’s last payment of Percentage Rent was made on             , 200    .

6. Security Deposit. Except for its Security Deposit in the amount of $            , Tenant has not deposited any monies or instruments to secure any of its agreements and obligations under the Lease and has not paid any advance rentals or other amounts, excepts as specified below (if none, state “None”):                                          .

7. To the best of Tenant’s knowledge, there are no defaults of Landlord or Tenant under the Lease, and there are no existing circumstances which with the passage of time, or giving of notice, or both, would give rise to a default by Landlord or Tenant under the Lease. As of the date of this Estoppel Certificate, to the best of Tenant’s present knowledge, Landlord and Tenant are in full compliance with their respective obligations under the Lease.

8. Tenant has accepted the Premises and is occupying and operating in the Premises.

10. Tenant has no charge, lien, claim of set-off, abatement or defense against rents or other charges due or to become due under the Lease or otherwise under any of the terms, conditions, and covenants contained therein, and Tenant is not entitled to any concessions, rebates, allowances or other considerations for free or reduced rent.

11. Tenant is not aware of any attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy filed by Tenant or pending against Tenant.

12. Tenant has not subleased all or any portion of the Premises or assigned any of its rights under the Lease, nor pledged any interest therein.

13. Tenant does not have any rights or options to purchase the Property, the Premises or any portion thereof.

14. If the Lease is subject to a signed, written Guaranty, then Guarantor, signing below, certifies that: (i) the Guaranty has not been amended and is in full force and effect and (ii) no bankruptcy, receivership or similar proceeding has been filed by or against Guarantor.

15. Tenant has never permitted or suffered the generation, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous substance, waste or materials in, on or about the Leased Premises or any adjacent property other than as permitted by law or provided for in the Lease.

16. The person(s) whose signature(s) appear(s) below is duly and fully authorized to execute this Tenant Estoppel Certificate and has knowledge of the facts and statements recited herein.

The certifications, representations and warranties herein made shall be binding upon Tenant, its heirs, legal representatives, successors and assigns, and shall inure to Buyer’s, Landlord’s and Lender’s benefit and to the benefit of Buyer’s, Landlord’s and Lender’s respective successors and assigns. Tenant acknowledges that Buyer may rely on this Tenant Estoppel Certificate in conjunction with its purchase and thereafter its ownership and operation of the Property and that Landlord may rely hereon for purposes of selling and conveying the Property to Buyer. Tenant further acknowledges that Lender may rely on this Tenant Estoppel Certificate in conjunction with its decision to allow Buyer’s assumption of the existing mortgage loan affecting the Property.

IN WITNESS WHEREOF, the Tenant has executed and delivered this Tenant Estoppel Certificate this      day of             , 201    .

TENANT:

By
Title

GUARANTOR:
(If Applicable)

By
Title

EXHIBIT “1”

TO FORM OF TENANT ESTOPPEL CERTIFICATE

LEASE

EXHIBIT “I”

FORM OF LANDLORD ESTOPPEL CERTIFICATE

LANDLORD’S ESTOPPEL CERTIFICATE

To: Excel Trust, L.P., a Delaware limited partnership

801 North 500 West, Suite 201

West Bountiful, Utah 84010

RE:	That certain lease agreement dated , , [as amended by that certain dated , ]([as amended or modified,] the “Lease”), whereby , (“Tenant”) is tenant and Lakha Properties – Gilroy, LLC (“Landlord”) is landlord, with respect to the “Premises” consisting of approximately net rentable square feet of space located in Gilroy Crossing (the “Property”), a shopping center located in the City of Gilroy, State of California.

Ladies and Gentlemen:

The above-referenced Landlord, signing below, acknowledges that Excel Trust, L.P., a Delaware limited partnership, or its nominee (“Buyer”) is reviewing the possible purchase of the Property from Landlord and in connection therewith, Landlord hereby certifies to Buyer and its successors and assigns as follows:

1. A true and correct copy of the Lease is attached hereto. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and the Property, is in full force and effect according to its terms as written and attached hereto, and has not been amended, modified or assigned either orally or in writing, except as provided in the reference line of this Estoppel Certificate.

2. The net rentable square footage of Tenant’s Premises is                      square feet.

3. The term of the Lease commenced on             ,     , and will terminate on             , 201    . Tenant has      renewal options of      years each, exercise of which is subject to the conditions stated in the Lease.

4. The current monthly base/fixed/minimum rent payable by the Tenant is $            . No rent has been prepaid by more than thirty (30) days.

5. Tenant is required to pay real estate taxes, insurance and its proportionate or pro-rata share of Common Area Maintenance expenses in accordance with the terms expressly stated in the Lease.

6. Except for its Security Deposit in the amount of $            , Tenant has not deposited any monies or instruments to secure any of its agreements and obligations under the Lease and has not paid any advance rentals or other amounts.

7. Neither Landlord nor Tenant has delivered to the other any notice of default under the Lease.

8. To the best of Landlord’s knowledge, there are no receiverships or voluntary or involuntary proceedings in bankruptcy filed by or pending against Tenant.

9. Except as expressly stated in the Lease, Tenant does not have any rights or options to purchase the Property, the Premises or any portion thereof.

10. To the best of Landlord’s knowledge, Tenant has not permitted or suffered the generation, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous substance, waste or materials in, on or about the Leased Premises or any adjacent property other than as permitted by law or provided for in the Lease.

11. Landlord is not in default of any of its obligations under the Lease.

The certifications herein are made as of the date hereof based on matters coming to the actual notice or knowledge of Landlord as of such date and shall inure to the benefit of Buyer, its successors and assigns. This Landlord’s Estoppel Certificate is provided solely for the benefit of Buyer, its successors and assigns and not for the benefit of any other party. No party other than Buyer or its successor(s) or assign(s) shall have the right to rely hereon, and Landlord gives no certification and makes no representation or warranty of any nature, express or implied, to or for the benefit of any party other than Buyer, its successor(s) and assign(s). Landlord acknowledges that Buyer may rely on this Tenant Estoppel Certificate in conjunction with its purchase of the Property. Landlord, however, reserves the right to seek a Tenant Estoppel Certificate signed by Tenant certifying to the matters recited in this Landlord’s Estoppel Certificate, on the delivery of which Tenant Estoppel Certificate to Buyer, which may occur before or after the close of escrow of Buyer’s purchase of the Property, this Landlord’s Estoppel Certificate shall be of no further force or effect, Buyer shall have no further right to rely hereon, and Landlord shall have no further obligation or liability to Buyer, its successors or assigns or any other party based hereon.

DATED:             ,     .

LAKHA PROPERTIES – GILROY, LLC, a Delaware limited liability company,

By its Sole Member, LAKHA – GILROY HOLDINGS, LLC, a Delaware limited liability company,

By its Manager, LAKHA PROPERTIES – LAKEWOOD SPE, LLC, a Delaware limited liability company

By:
Amin S. Lakha, Manager, Lakha Properties –Lakewood SPE, LLC

EXHIBIT “J”

SELLER’S POST-CLOSING DOCUMENT DISCLOSURES

Pursuant to and subject to all of the terms and conditions stated in Section 16.5 of the Real Estate Purchase and Sale Agreement of which this Exhibit is made a part, for the period of time commencing on the Effective Date (as defined in such Agreement) and continuing through the second (2nd) anniversary of the Closing Date (as defined in such Agreement), if requested in writing, Seller shall, from time to time, upon reasonable advance notice from Buyer, provide Buyer and its representatives, agents and employees with the following documents, to the extent such documents exist and are within the possession or reasonable access of Seller and to the extent not provided to Buyer during the Inspection Period under the Real Estate Purchase and Sale Agreement of which this Exhibit is made a part:

REQUIRED INFORMATION

1.	MONTHLY INCOME STATEMENTS WITH YTD TOTALS FOR 2008, 2009, 2010 AND THROUGH THE DATE OF CLOSING.

2.	BALANCE SHEET AS OF 12-31-2008, 12-31-2009, 12-31-10, AND THROUGH THE DATE OF CLOSING

3.	TRIAL BALANCES AND GENERAL LEDGER FOR 2008, 2009, 2010 THROUGH THE DATE OF CLOSING THAT TIE TO THE ABOVE STATEMENTS

4.	RENT ROLLS AND CHECK REGISTER/DISBURSEMENTS FOR ABOVE PERIODS THAT TIE TO THE GENERAL LEDGERS

5.	LIST OF ITEMS CAPITALIZED DURING THE ABOVE PERIODS. LIST SHOULD TIE TO G/L.

6.	CERTIFICATES OF COMMENCEMENTS FOR LEASES

7.	SCHEDULE OF EXPENSE REIMBURSEMENTS BY TENANT AND SUPPORT FOR THE CALCULATION IF ESTIMATES. EXPENSE REIMBURSEMENTS SHOULD TIE TO ABOVE G/LS

8.	DETAIL OF ANY ACCOUNTS PAYABLE, ACCRUED EXPENSES, INTEREST EXPENSE, INCOME OR OTHER INCOME FOR THE ABOVE PERIODS THAT TIES TO ABOVE G/LS.

ADDITIONAL REQUESTS

1.	DURING THE AUDIT, DELOITTE WILL NEED:

A.	SOME TIME TO DISCUSS W/ THE SELLER’S CFO OR CONTROLLER INTERNAL CONTROLS POTENTIAL FRAUD

B.	THE AUDITORS WILL REQUEST BACK-UP FOR SOME PAYMENTS AND CASH RECEIPTS TO TEST THE G/L SO NEED COOPERATION WITH THAT.

IF AVAILABLE

1.	LIST OF ANY CASH RECEIPTS/PAYMENTS FROM RELATED PARTIES.

2.	SUMMARY OF ANY ONGOING LITIGATION ON THE PROPERTY

3.	FAS 13 (STRAIGHT-LINING) OF RENTS FOR THE ABOVE PERIODS.

4.	COPIES OF ALL REAL AND PERSONAL PROPERTY TAX BILLS (INCLUDING SUPPLEMENTALS), AND INSURANCE BILLS FOR THE ABOVE PERIODS THAT TIE TO THE G/LS.

5.	COPIES OF MANAGEMENT AGREEMENTS FOR THE ABOVE PERIODS.

EXHIBIT “K’

DISAPPROVED MATTERS

Lease Objections

Seller’s response is shown in italics.

Kohls

Section 4.7 (a) states that the Tenant was to receive a $4,420,400 as a Landlord Contribution. We require the Tenant to state in their estoppel that they have received the full amount of the Landlord Contribution. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

Barnes & Noble

Section 3. This section states that the Leasable Square Footage of the Premises shall be determined and certified in writing within 30 days after the commencement date. Please provide us with a copy. We do not have in our possession. The estoppel provided will suffice as confirmation between the parties as to the square footage of the leased premises.

Payless

Section 4.06. The Landlord was to pay $70,000.00 to reimburse the Tenant for their construction cost. We require that the Tenant confirm in their estoppel that they have received the $70,000 reimbursement. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

Perfect Studio

Article 28. The Landlord has agreed to reimburse Tenant $5.00 per square foot as a tenant finish allowance. We require the Tenant to acknowledge in their estoppel certificate that they have received the tenant finish allowance. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

Layne Bryant

Section 1.1.13 and Section 12.19 refers to a Tenant’s Allowance of $148,800. We require the Tenant to state in their estoppel that they have received their Tenant Allowance. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

Sally Beauty

Article 34. Landlord has agreed to provide Tenant a Tenant Allowance in the amount of $5 per square foot. We require the tenant to state in their estoppel certificate that they have received their Tenant Allowance. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

Eye Q Optometry

Article 33. Landlord has agreed to provide Tenant a Tenant Allowance in the amount of $5 per square foot. We require the tenant to state in their estoppel certificate that they have received their Tenant Allowance. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

Leslie’s Poolmart

Section 4.9 of the Lease requires the Landlord to reimburse the Tenant for $12,025 as a Tenant Improvement Allowance. We require the Tenant to state in their estoppel certificate that they have received their Tenant Improvement Allowance. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

Santa Clara County Federal Credit Union

Article 27 (b). The Landlord was to reimburse Tenant as a Tenant Allowance the lesser of the sum total of all the receipts or $10.00 per square foot. We require the Tenant to verify in their estoppel certificate that they have received their Tenant Allowance. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

Sushi Omakase

Section 1 (y) states that the Landlord will provide the Tenant with a Tenant Improvement Allowance in the amount of $21,770,000. We require the Tenant to verify in their estoppel certificate that they have received the full amount of their Tenant Improvement Allowance. The allowance was cut and sent on 8/11/10. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

Red Brick Pizza

Article 30 states that the Landlord has agreed to reimburse Tenant $24,048 as a tenant finish allowance. We require that the Tenant state in their estoppel certificate that they have receive their tenant finish allowance. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

Gilroy Crossing Dental

1. Section 1 (q) and Exhibit “C” states that the Tenant will receive from the Landlord a Tenant Improvement Allowance of $22,665. We require that the Tenant verify in their estoppel certificate that they have received their Tenant Improvement Allowance. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

2. We are missing Exhibit “F”. We require a copy of this exhibit.

Fro-Yo Delite

Section 1 (y) refers to a Tenant Improvement Allowance in the amount of $7,910. We require the Tenant to verify in their estoppel certificate that they have received their Tenant Improvement Allowance. The tenant has not submitted the documents needed to consider a release of the TIA; therefore, it will not be included in the estoppel.

T-Mobile

Section 10 (b) states that the Tenant will contract for the preventive maintenance of the HVAC system and will provide Landlord with copies. Please provide us with a copy. We can provide a copy of the HVAC contract from Verizon and will deliver to Lucescu.

CitiFinancial Services

Exhibit “C” of the Lease refers to a Tenant Improvement Allowance in the amount of $7,965. We require the Tenant to verify in their estoppel certificate that they have received their Tenant Improvement Allowance. This tenant went dark in June 2010. They continue to make the monthly payments. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

Panera Bread

Section 8.7 of the Lease states that the Landlord will pay a Landlord’s Cash Allowance to Tenant in the amount of $20 per square foot. We require the Tenant to confirm in their estoppel certificate the they have received their Landlord’s Cash Allowance. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

Starbucks

Section 4.4 requires the Landlord to pay the Tenant an improvement Allowance in the amount of $25.00 per square foot or $45,075.00. We require the Tenant to state in their estoppel certificate that they are no longer owed the Tenant improvement Allowance. The estoppel will state that the Landlord’s Contribution obligations have been satisfactorily completed by Landlord, or Seller will provide written confirmation reasonably satisfactory to Buyer as to the foregoing.

TITLE OBJECTIONS

(TO THE FOLLOWING PTR SCHEDULE B SPECIAL EXCEPTIONS):

“EXCEPTION 11; ACCESS EASEMENT. BUYER OBJECTS TO EXCEPTION 11 IN LIGHT OF THE FACT SUCH ACCESS EASEMENT AUTOMATICALLY TERMINATES, PER ITS TERMS, UPON APPROVAL OF THE EXTENSION OF A PUBLIC STREET AT THE SHOPPING CENTER. SUBSEQUENT TO THE DATE OF SUCH EASEMENT, CAMINO ARROYO AND HOLLOWAY ROAD WERE DEDICATED TO THE PUBLIC. ACCORDINGLY, BUYER WILL REQUIRE THAT SELLER CAUSE THE TITLE COMPANY TO DELETE SUCH EXCEPTION FROM THE PTR.” RESPONSE: SELLER WILL INVESTIGATE AND DETERMINE IF IT CAN HAVE THE TITLE COMPANY DELETE FROM THE PTR FOR THE REASONS BUYER HAS NOTED.

“EXCEPTION 13; ACCESS EASEMENT. BUYER OBJECTS TO EXCEPTION 13 TO THE EXTENT THAT SUCH ACCESS EASEMENT IS TO TERMINATE WHEN CERTAIN IMPROVEMENTS ENUMERATED IN A PURCHASE AGREEMENT (AS DEFINED IN THE ACCESS EASEMENT), DATED FEBRUARY 7, 2000, HAVE BEEN COMPLETED AND CERTAIN QUIT CLAIM DEEDS HAVE BEEN RECORDED. BUYER WILL REQUIRE THAT SELLER DETERMINE WHETHER SUCH QUIT CLAIM DEEDS HAVE BEEN RECORDED AND, IF SO, CAUSE THE TITLE COMPANY TO DELETE SUCH EXCEPTION FROM THE PTR.” RESPONSE: SELLER WILL COMPLY WITH BUYER’S REQUEST TO DETERMINE WHETHER SUCH QUIT CLAIM DEED(S) HAVE BEEN RECORDED AND, IF SO, REQUEST THE TITLE COMPANY TO DELETE THIS EXCEPTION FROM THE PTR.

“EXCEPTION 14; DEVELOPMENT AGREEMENT. BUYER OBJECTS TO EXCEPTION 14 TO THE EXTENT THAT THE DEVELOPMENT AGREEMENT IS TO TERMINATE FIVE (5) YEARS AFTER THE DATE ON WHICH CERTIFICATES OF OCCUPANCY HAVE BEEN ISSUED FOR THE BUILDING GROUPS (AS DEFINED IN THE DEVELOPMENT AGREEMENT). BUYER WILL REQUIRE THAT SELLER EITHER CAUSE THE CITY TO (I) TERMINATE THE DEVELOPMENT AGREEMENT OF RECORD, OR (II) PROVIDE A LETTER TO BUYER EVIDENCING (A) THAT ALL OBLIGATIONS OF “REGENCY” UNDER THE DEVELOPMENT AGREEMENT HAVE BEEN COMPLETED TO THE SATISFACTION OF THE CITY, AND (B) THE DATE ON WHICH CERTIFICATES OF OCCUPANCY WERE ACTUALLY ISSUED FOR THE BUILDING GROUPS.” RESPONSE: THE AGREEMENT STATES IN ITS ARTICLE II THAT IT

TERMINATES ON THE EARLIER OF FIVE (5) YEARS AFTER ISSUANCE OF THE CERTIFICATE OF OCCUPANCY OR DECEMBER 31, 2010. THUS, THE AGREEMENT WILL TERMINATE BY ITS OWN TERMS THE END OF THIS MONTH.

“EXCEPTION 17; ACCESS EASEMENT. BUYER OBJECTS TO EXCEPTION 17 IN LIGHT OF THE DEDICATION OF THE ACCESS EASEMENT AREA IDENTIFIED THEREIN TO THE PUBLIC, AND NOW KNOWN AS CAMINO ARROYO. BUYER WILL REQUIRE THAT SELLER OBTAIN FROM TARGET A TERMINATION OF SUCH EASEMENT OF RECORD OR OTHERWISE CAUSE THE TITLE COMPANY TO DELETE SUCH EXCEPTION FROM THE PTR.” RESPONSE: SELLER AGREES TO SEND A NOTICE TO TARGET WITHIN TEN (10) BUSINESS DAYS AFTER THE PARTIES’ EXECUTION OF THE PURCHASE AND SALE AGREEMENT REFERRING TO SECTION 2(D) OF THE ACCESS EASEMENT AGREEMENT AND REQUESTING TARGET SIGN A RECORDABLE AGREEMENT OF TERMINATION AS PROVIDED IN THAT SECTION.